Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 23, 2024

by and among

NXU, INC.,

Nxu Merger Sub, Inc.,

Nxu Merger Sub, LLC

and

VERDE BIORESINS, INC.

Table of Contents

Page

Article I Certain Definitions		3
1.01	Definitions	3
1.02	Construction	19
Article II The Merger; Closing		20
2.01	The Merger	20
2.02	Effects of the Merger	20
2.03	Closing	20
2.04	Organizational Documents of the Company	21
2.05	Directors and Officers of the Company and Acquiror	21
Article III Effects of the Merger		22
3.01	Effect on Capital Stock	22
3.02	Effect on Company Equity Awards	23
3.03	Acquiror Equity Awards	23
3.04	Equitable Adjustments	24
3.05	Exchange of Company Certificates and Company Book-Entry Shares	24
3.06	Withholding	25
3.07	No Fractional Shares	25
3.08	Dissenting Shares	26
3.09	Company Merger Consideration Schedule	26
3.10	No Liability	26
Article IV Representations and Warranties of the Company		27
4.01	Organization, Standing and Corporate Power	27
4.02	Corporate Authority; Approval; Non-Contravention	27
4.03	Governmental Approvals	28
4.04	Capitalization	28
4.05	Subsidiaries	29
4.06	Financial Statements; Internal Controls	29
4.07	Compliance with Laws	30
4.08	Absence of Certain Changes or Events	31
4.09	No Undisclosed Liabilities	31
4.10	Information Supplied	31
4.11	Litigation	31

4.12	Contracts	32
4.13	Employment Matters	34
4.14	Employee Benefits	35
4.15	Taxes	37
4.16	Intellectual Property	39
4.17	Data Protection	40
4.18	Information Technology and Cybersecurity	41
4.19	Real Property	42
4.20	Corrupt Practices; Sanctions	43
4.21	Competition and Trade Regulation	44
4.22	Environmental Matters	44
4.23	Brokers	45
4.24	Affiliate Agreements	45
4.25	Insurance	45
4.26	COVID-19	46
4.27	Takeover Statutes and Charter Provisions	46
4.28	Board Approval; Stockholders’ Approval; Vote Required	46
4.29	No Other Representations or Warranties	46
Article V Representations and Warranties of Acquiror AND Merger Subs		47
5.01	Organization, Standing and Corporate Power	47
5.02	Corporate Authority; Approval; Non-Contravention	47
5.03	Governmental Approvals	48
5.04	Capitalization	49
5.05	Subsidiaries	50
5.06	Compliance with Laws	50
5.07	Absence of Certain Changes or Events	51
5.08	No Undisclosed Liabilities	51
5.09	Litigation	51
5.10	Contracts	52
5.11	Employment Matters	54
5.12	Employee Benefits	55
5.13	Taxes	57
5.14	Brokers	59
5.15	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	59

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5.16	Registration Statement	60
5.17	NASDAQ Stock Market Quotation	61
5.18	Intellectual Property.	61
5.19	Data Protection	62
5.20	Information Technology and Cybersecurity	63
5.21	Real Property	64
5.22	Corrupt Practices; Sanctions	66
5.23	Competition and Trade Regulation	67
5.24	Environmental Matters	67
5.25	Affiliate Transactions	68
5.26	Insurance	68
5.27	COVID-19	68
5.28	Takeover Statutes and Charter Provisions	68
5.29	No Other Representations or Warranties	69
Article VI Covenants of the Company		69
6.01	Conduct of Business	69
6.02	Inspection	72
6.03	Proxy Solicitation; Other Actions	73
6.04	Non-Solicitation; Acquisition Proposals	73
6.05	Company Lock-up	75
6.06	Litigation	75
6.07	Conversion of Company Notes; Exercise of Company Warrants	75
6.08	Company Support Agreement	75
6.09	Company Material Contract Consents	75
6.10	Voting Trust Transfer	76
6.11	Interim Financial Statements	76
Article VII Covenants of Acquiror		76
7.01	Indemnification and Insurance	76
7.02	Conduct of Acquiror During the Interim Period	77
7.03	Inspection	79
7.04	Acquiror NASDAQ Listing	80
7.05	Acquiror SEC Filings	80
7.06	Section 16 Matters	80
7.07	Director and Officer Appointments	80

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7.08	Exclusivity	81
7.09	Acquiror Plan	82
7.10	Stockholder Litigation	82
7.11	Acquiror Certificate of Incorporation Amendment	83
7.12	COBRA Coverage	83
7.13	Acquiror Material Contract Consents	83
Article VIII Joint Covenants		83
8.01	Support of Transaction	83
8.02	Preparation of Registration Statement; Acquiror Stockholders Meeting;
Solicitation of Company Stockholder Approvals		84
8.03	Tax Matters	87
8.04	Confidentiality; Publicity	88
8.05	Financing Cooperation	88
8.06	Listing Application	88
Article IX Conditions to Obligations		89
9.01	Conditions to Obligations of All Parties	89
9.02	Additional Conditions to Obligations of Acquiror	90
9.03	Additional Conditions to the Obligations of the Company	91
Article X Termination/Effectiveness		92
10.01	Termination	92
10.02	Effect of Termination	93
Article XI Miscellaneous		94
11.01	Waiver	94
11.02	Notices	94
11.03	Assignment	95
11.04	Rights of Third Parties	95
11.05	Expenses	95
11.06	Governing Law	95
11.07	Captions; Counterparts	95
11.08	Schedules and Exhibits	96
11.09	Entire Agreement	96
11.10	Amendments	96
11.11	Severability	96
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	97
11.13	Enforcement	97

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11.14	Non-Recourse	98
11.15	Non-survival of Representations, Warranties and Covenants	98

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Exhibits

Exhibit A – Form of Company Support Agreement

Exhibit B – Form of Acquiror Support Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D - Form of Company Lock-Up Agreement

Exhibit E – Form of Amended and Restated Certificate of Incorporation

Exhibit F – Form of FIRPTA Certificate

Exhibit G – Post-Closing Directors and Officers

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], 2024, is entered into by and among NXU, Inc. (“Acquiror”), Nxu Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Nxu Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”) and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I.

RECITALS

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, at the First Merger Effective Time, Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned Subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is referred to as the “Surviving Corporation”);

WHEREAS, promptly following the First Merger, the Surviving Corporation shall merge (the “Second Merger” and together with the First Merger, the “Merger”) with and into Merger Sub II (which Acquiror shall form prior to the Closing for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and Acquiror, whereupon the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub II shall be the surviving entity of such merger (the “Final Surviving Company”);

WHEREAS, each of the Merger Subs is a newly-formed, wholly-owned, direct Subsidiary of Acquiror that was formed for the sole purpose of the Merger;

WHEREAS, the Company Board has (a) determined that this Agreement and the Transactions, including the Merger, and the Ancillary Agreements to which the Company is a party are advisable, fair to, and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger and the Ancillary Agreements to which the Company is a party, and (c) recommended the Company Stockholders approve and adopt this Agreement and approve the Merger and the other Transactions by the requisite affirmative vote in accordance with the DGCL and the Company Organizational Documents;

WHEREAS, each of the Acquiror Board and the board of directors or board of members or managers, as applicable, of each of the Merger Subs has (a) determined that this Agreement and the Transactions, including the Merger, and the Ancillary Agreements to which it is a party are advisable, fair to and in the best interests of each of Acquiror, the Merger Subs and their respective stockholders or members, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, and the Ancillary Agreements to which it is a party, as applicable, (c) directed that the adoption of this Agreement be submitted to a vote of the Acquiror Stockholders, the sole stockholder of Merger Sub I and the sole member of Merger Sub II, as applicable, and (d) recommended that the Acquiror Stockholders, the sole stockholder of Merger Sub I and the sole member of Merger Sub II, as applicable, vote in favor of the adoption of this Agreement;

WHEREAS, immediately following the execution and delivery of this agreement, Acquiror, as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, shall adopt this Agreement;

WHEREAS, in connection with the Transactions, Humanitario Capital LLC (“Humanitario”), the controlling stockholder of the Company, will enter into a Support Agreement (the “Company Support Agreement”) with Acquiror and the Company, in the form set forth on Exhibit A, pursuant to which, among other things, Humanitario will agree to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain stockholders of Acquiror, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), in the form set forth on Exhibit B, pursuant to which, among other things, such stockholders agreed to vote in favor of the adoption of this Agreement and the Transactions;

WHEREAS, in connection with the Transactions, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, Humanitario shall enter into a voting trust agreement (the “Voting Trust Agreement”) with an independent trustee (the “Voting Trustee”), pursuant to which Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration received by Humanitario pursuant to the terms of this Agreement, in each case, upon the terms and subject to the conditions set forth in the Voting Trust Agreement and the Support Agreement (the “Voting Trust Transfer”);

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit C;

WHEREAS, prior to the Closing, Acquiror shall, subject to obtaining the Required Acquiror Stockholder Approvals, adopt an equity incentive plan of the Acquiror (the “Acquiror Equity Incentive Plan”), pursuant to Section 7.09 and in a form prepared by the Company in consultation with the Acquiror;

WHEREAS, Acquiror shall be renamed “Verde Bioresins, Corp.”, or such other name mutually agreed to by the Company and Acquiror, and shall trade publicly on the NASDAQ under the new ticker symbol “VRDE”; and

WHEREAS, the parties intend that, for United States federal income tax purposes, (a) the First Merger and the Second Merger be treated as integrated steps in a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, the Merger Subs and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (b) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, the Merger Subs and the Company agree as follows:

Article I
Certain Definitions

1.01     Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble.

“Acquiror Benefit Plan” means each Benefit Plan, sponsored, maintained or contributed to (or obligated to be sponsored, maintained or contributed to) by Acquiror or Nxu Tech (a) in which any current or former employee or other service provider to Acquiror or Nxu Tech participates or has any rights or benefits, whether absolute or contingent, or (b) with respect to which Acquiror or Nxu Tech has or could have any Obligation, except to the extent such plan is sponsored or maintained by a Governmental Authority as required by applicable Law.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Bylaws” means the Bylaws of Acquiror, adopted March 27, 2023.

“Acquiror Certificate of Incorporation” means the Certificate of Incorporation of Acquiror, dated as of March 10, 2023, as amended by the Certificate of Amendment thereto, dated as of December 26, 2023.

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Enterprise Value” means an amount equal to $16,154,600 minus the Lease Shortfall Amount.

“Acquiror Environmental Permits” has the meaning specified in Section 5.24(a).

“Acquiror Equity Incentive Plan” has the meaning specified in the recitals.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

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“Acquiror Insurance Policies” has the meaning specified in Section 5.26.

“Acquiror Intellectual Property” means all Owned Acquiror Intellectual Property and all other Intellectual Property used in, held for use or necessary to the business of Acquiror.

“Acquiror Lease Documents” has the meaning specified in Section 5.21(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.10(a).

“Acquiror Option & RSU Plans” means the NXU, Inc. 2023 Omnibus Incentive Plan, as amended from time to time, the Atlis Motor Vehicles, Inc. Employee Stock Option Plan, effective as of April 27, 2022 and amended from time to time (together with any predecessor plan) and the Atlis Motor Vehicles, Inc. Non-Employee Stock Option Plan, effective as of April 27, 2022 and amended from time to time (together with any predecessor plan).

“Acquiror Options” means options to acquire Acquiror Class A Common Stock granted under the Acquiror Option & RSU Plans.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and the Acquiror Bylaws.

“Acquiror Outstanding Shares” means total number of shares of Acquiror Common Stock outstanding immediately prior to the First Merger Effective Time expressed on a fully-diluted and as converted to Acquiror Common Stock basis, assuming, without limitation or duplication, the issuance of shares of Acquiror Common Stock in respect of all outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the First Merger Effective Time.

“Acquiror Permits” has the meaning specified in Section 5.06(d).

“Acquiror Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Privacy Commitments” has the meaning specified in Section 5.19(a).

“Acquiror Properties” has the meaning specified in Section 5.21(b).

“Acquiror Registered IP” has the meaning specified in Section 5.18(a).

“Acquiror RSUs” means awards of restricted stock units over Acquiror Class A Common Stock granted under the Acquiror Option & RSU Plans.

“Acquiror SEC Reports” has the meaning specified in Section 5.15(a).

“Acquiror Software” means all material Software used in the business of Acquiror.

“Acquiror Stockholder” means a holder of Acquiror Common Stock or Acquiror Preferred Stock.

“Acquiror Stockholders Meeting” has the meaning specified in Section 8.02(d).

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“Acquiror Support Agreement” has the meaning specified in the recitals.

“Acquiror Warrants” means the outstanding warrants set forth in Annex 5.04(d) to the Disclosure Schedules.

“Acquisition Proposal” has the meaning specified in Section 6.04(b)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is brought by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble.

“Amendment Proposal” has the meaning specified in Section 7.11.

“Ancillary Agreements” means the Support Agreements, the Company Lock-Up Agreements, the Registration Rights Agreement and any other agreement entered into in connection with to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including political donations or campaign finance Laws, the U.S. Foreign Corrupt Practices Act, all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any person to obtain or retain business or an improper business advantage.

“Balance Sheet Date” means December 31, 2023.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 3.01(c).

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“Capitalized Lease Obligations” means obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a finance lease (specifically excluding any obligations pursuant to operating leases that, prior to adoption of the Financial Accounting Standards Board’s Accounting Standard Codification Topic 842, would not have been required to be recognized on a balance sheet prepared in accordance with GAAP).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“CBA” has the meaning specified in Section 4.12(a)(xi).

“Certificates of Merger” has the meaning specified in Section 2.03(b).

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Merger Consideration” has the meaning specified in Section 3.01(d).

“COBRA” means the health insurance continuation requirements under Section 4980B of the Code and comparable provisions of ERISA and applicable state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means “off-the-shelf”, non-customized or non-modified Software that is (a) made available to or licensed on a non-exclusive basis by any Person solely in executable or object code form, (b) not incorporated into any of the products or services, and (c) made generally commercially available on and actually licensed under standard non-discriminatory terms, for either (i) annual payments of $10,000 or less or (ii) aggregate payments by of $10,000 or less.

“Company” has the meaning specified in the preamble.

“Company Audited Financial Statements” has the meaning specified in Section 4.06(a).

“Company Benefit Plan” means each Benefit Plan, sponsored, maintained or contributed to (or obligated to be sponsored, maintained or contributed to) by the Company (a) in which any current or former employee or other service provider to the Company participates or has any rights or benefits, whether absolute or contingent or (b) with respect to which the Company has or could have any Obligation, except to the extent such plan is sponsored or maintained by a Governmental Authority as required by applicable Law.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Certificates” has the meaning specified in Section 3.05(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(f).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

6

“Company Conversion” has the meaning specified in Section 6.07.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Enterprise Value” means $306,937,395.

“Company Environmental Permits” has the meaning specified in Section 4.22(a).

“Company Existing Notes” means (a) that certain Secured Convertible Promissory Note, dated February 17, 2023, between the Company and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023), (b) that certain Secured Convertible Promissory Note, dated June 15, 2023, between the Company and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023) (c) that certain Senior Secured Convertible Promissory Note issued by the Company to Humanitario, dated March 6, 2024, (d) that certain Senior Secured Convertible Promissory Note issued by the Company to Humanitario, dated April 17, 2024, (e) that certain Senior Secured Convertible Promissory Note issued by the Company to Humanitario, dated June 5, 2024, (f) that certain Senior Secured Convertible Promissory Note issued by the Company to Humanitario, dated July 26, 2024, and (g) that certain Senior Secured Convertible Promissory Note issued by the Company to Humanitario, dated August 30, 2024.

“Company Insurance Policies” has the meaning specified in Section 4.25.

“Company Intellectual Property” means all Owned Company Intellectual Property and all other Intellectual Property used in, held for use or necessary to the business of the Company.

“Company Interim Notes” means convertible notes issued by the Company to Humanitario after the execution of this Agreement but prior to the Closing Date.

“Company Interim Financial Statements” has the meaning specified in Section 6.11.

“Company Lease Documents” has the meaning specified in Section 4.19(c).

“Company Lock-Up Agreement” has the meaning specified in Section 6.05.

“Company Material Contracts” has the meaning specified in Section 4.12(a).

“Company Merger Consideration Schedule” has the meaning specified in Section 3.09.

“Company Notes” means the Company Existing Notes and the Company Interim Notes.

“Company Option” means an option to purchase Company Common Stock issued by the Company pursuant to the Company Stock Plan.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, the issuance of shares of Company Common Stock issuable (i) upon the conversion of the Company Notes and the exercise of the Company Warrants, and (ii) in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger.

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“Company Permits” has the meaning specified in Section 4.07(d).

“Company Privacy Commitments” has the meaning specified in Section 4.17(a).

“Company Properties” has the meaning specified in Section 4.19(b).

“Company Registered IP” has the meaning specified in Section 4.16(a).

“Company Software” means all material Software used in the business of the Company.

“Company Stock” means the Company Common Stock and any other equity securities issued by the Company.

“Company Stock Plan” means the Company’s 2020 Stock Incentive Plan.

“Company Stockholder” means each holder of a share of Company Stock.

“Company Stockholder Approvals” means a consent approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions in writing or by electronic transmission executed by the Company Stockholders holding sufficient voting power to approve and adopt this Agreement, the Merger and the Transactions.

“Company Stockholder Written Consent Deadline” has the meaning specified in Section 8.02(f).

“Company Support Agreement” has the meaning specified in the recitals.

“Company Warrants” means each outstanding and unexercised warrant to purchase Company Stock whether or not then vested or fully exercisable.

“Competing Proposal” has the meaning specified in Section 7.08(c).

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement (as may be amended or supplement), dated as of April 22, 2024, by and between Acquiror and the Company.

“Contract” means any legally binding contract, agreement, license or sublicense, subcontract, lease, and purchase order.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the CARES Act.

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“Data Security Requirements” means, collectively, all of the following: (a) all applicable industry guidelines and self-regulatory programs, including self-regulatory programs related to data security, cyber security, information security or online behavioral advertising; (b) with respect to Acquiror, Acquiror’s privacy policies and procedures; and (c) with respect to the Company, the Company’s privacy policies and procedures.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” means the Delaware Limited Liability Company Act of the State of Delaware.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural, cultural and biological resources), public and worker health and safety (to the extent relating to exposure to Hazardous Materials), or the investigation, cleanup, use, generation, management, manufacture, labeling, registration, import, export, storage, emission, treatment, transportation, disposal or Release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) which, together with the Company or Acquiror, as applicable, currently is, or has been within the last six (6) years treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, subject to Section 3.04, (rounded to four decimal places) the ratio resulting from (a) (i) the quotient of (A) Company Enterprise Value, divided by (B) Acquiror Enterprise Value, multiplied by (ii) Acquiror Outstanding Shares, divided by (b) Company Outstanding Shares.

“Ex-Im Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

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“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Final Surviving Company” has the meaning specified in the recitals.

“First Certificate of Merger” has the meaning specified in Section 2.03(a).

“First Merger” has the meaning specified in the recitals.

“First Merger Effective Time” has the meaning specified in Section 2.03(a).

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party hereto contained in this Agreement; provided, that at the time such representation was made (a) such representation was inaccurate, (b) such party hereto had actual Knowledge (and not imputed or constructive Knowledge) of the inaccuracy of such representation, (c) such party hereto had the specific intent to deceive another party hereto, and (d) the other party hereto acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or otherwise subject to liability or standards of care under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

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“Humanitario” has the meaning specified in the recitals.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) Capitalized Lease Obligations, (g) obligations under any Financial Derivative/Hedging Arrangement (assuming termination thereof), (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property rights and other proprietary rights of any kind, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any renewals, extensions, divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights); (b) trademarks, service marks, trade dress, trade and brand names and logos and social media designations, and any and all other indicia of source or origin, together with all goodwill associated therewith and any registrations and applications for registration therefor; (c) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrightable works, and any registrations and applications for registration therefor; (d) internet domain names, IP addresses and URLs; (e) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, technical data, algorithms, formulae, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, supplier lists, and pricing and cost information) and other confidential and proprietary information rights; (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (g) intellectual property rights in Software (including in object code and source code); and (h) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 8.03(b).

“Interim Period” has the meaning specified in Section 6.01.

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“Intervening Event” means (i) an event, fact, development, circumstance or occurrence, that materially and negatively affects the business, assets, operations or prospects of the Company, and that was not known and was not reasonably foreseeable to Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement (but specifically excluding a Competing Proposal) and/or (ii) a Superior Proposal.

“Intervening Event Notice” has the meaning specified in Section 8.02(d).

“Intervening Event Notice Period” has the meaning specified in Section 8.02(d).

“IT Systems” means all computer hardware (including computer systems, servers, routers, hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with the foregoing), Proprietary Databases, data Processing systems, Software, and all other information technology equipment and assets, including any outsourced systems and processes, and documentation related to the foregoing, in each case, that are owned, leased, licensed by, used, relied on, held for use or controlled by the Company or Acquiror, as the case may be.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, Brian Gordon and Joe Paolucci, and (b) in the case of Acquiror, Mark Hanchett, Annie Pratt, Sarah Wyant and Jordan Christensen.

“Law” means any statute, law (including common law), constitution, act, treaty, convention, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including, without limitation, the Code, the Treasury Regulations thereunder and other tax rules and regulations.

“Lease Shortfall Amount” means an amount equal the excess of (a) any rental payments on the Tempe Lease and the Mesa Lease remaining unpaid as of the Closing Date (net of the security deposits with respect thereto) over (b) all cash and cash equivalents on the Company’s balance sheet as of such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract from the value of the underlying asset or interfere with the use of, or in the case of real property, occupancy of, the asset.

“Listing Application” has the meaning specified in Section 8.06.

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“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of (x) the Company or (y) Acquiror and Nxu Tech, together, in either case; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof; (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors; (d) any change generally affecting any of the industries or markets in which the Company or Acquiror, as the case may be, operate or the economy as a whole; (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror; (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event; (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof; and (h) any failure of the Company or Acquiror, as the case may be, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company or Acquiror as the case may be, as compared to other participants in the industry in which such party operates.

“Merger” has the meaning specified in the recitals.

“Merger Sub I” has the meaning specified in the preamble.

“Merger Subs” has the meaning specified in the preamble.

“Merger Sub II” has the meaning specified in the preamble.

“Mesa Lease” means the Standard Industrial Real Estate Lease dated February 12, 2020, between the Company and Majestic Mesa Partners, LLC.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the Nasdaq Stock Market, LLC, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Acquiror Class A Common Stock may be listed.

“Nxu Tech” has the meaning given in Section 5.01(b).

“Obligations” means any duties, debts, guarantees, responsibilities, liabilities, assurances, commitments and obligations, costs and expenses of whatever kind and nature, whether legal or equitable, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, patent or latent, and whether based in common law or statute or arising under Contract or by action of any Governmental Authority or otherwise.

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“Open Source Software” means Software that is subject to or licensed, provided or distributed under any open source license (including any copyleft license), including any license that satisfies the definition of free software by the Free Software Foundation, satisfies the definition of open source software by the Open Source Initiative, or that is offered under similar types of computer Software licenses.

“Owned Acquiror Intellectual Property” means all Intellectual Property owned by Acquiror or Nxu Tech or that Acquiror or Nxu Tech purports to own, including Acquiror Registered IP.

“Owned Company Intellectual Property” means all Intellectual Property owned by the Company or that the Company purports to own, including Company Registered IP.

“Payor” has the meaning specified in Section 3.06.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Company Audited Financial Statements (in the case of the Company) or on the financial statements included in the Acquiror SEC Reports (in the case of Acquiror); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or occupancy of such real property, or which do not materially detract from the value of the underlying asset; (e) non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included (i) with respect to the Company, in the Company Audited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Company Audited Financial Statements), or (ii) with respect to Acquiror, in the financial statements included in the Acquiror SEC Reports (which such Liens are referenced or the existence of which such Liens is referred to in the Acquiror SEC Reports or the notes to the balance sheet included in the financial statements included in the Acquiror SEC Reports); (g) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, or which do not materially detract from the value of the underlying asset; and (h) Liens described on Schedule 101(a).

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, credit card information, billing and transactional information, contact preferences, financial information or other information that constitutes “personal information”, “personally identifiable information” or “personal data” under applicable laws.

“Pre-Closing Financing” means (a) the issuance by the Company or Acquiror of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock or (b) equity financing facilities or non-redemption pools entered into by the Company or Acquiror, in each case with respect to clauses (a) and (b), the definitive agreements of which will be entered into on or after the date hereof and prior to or simultaneously with the Closing, but the closing of which will be conditioned on the Closing of the Transactions.

“Privacy Laws” means any and all Laws applicable to the Company or Acquiror, as the case may be, relating to data privacy, protection or security or the receipt or the Processing of Personal Information, including all applicable Laws governing cybercrime and breach notification, Section 5 of the Federal Trade Commission Act, California Consumer Privacy Act of 2018, California Privacy Rights Act of 2020, social security number protection Laws, EU General Data Protection Regulation 2016/679, EU Privacy and Electronic Communications Directive 2002/58/EC, applicable Laws concerning requirements for any outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging), PCI-DSS, HIPAA, and any amendments, successor and/or implementing legislation or regulation to any of the foregoing Laws.

“Processing” means any operation or set of operations performed on data, including adaption or alteration, combination, recording, distribution, import, export, organization, protection, disposal, blocking, erasure, destruction, storing, use, disclosure, collection, transferring or otherwise interacting with such data, including Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

“Proprietary Database” means any computer database owned by Acquiror or Company, respectively, and used in connection with its business.

“Proxy Statement” means the proxy statement and notice of Acquiror Stockholders Meeting filed by Acquiror as part of the Registration Statement with respect to the Acquiror Stockholders Meeting for the purpose of soliciting proxies from holders of Acquiror Common Stock to approve the Proposals.

“Registration Rights Agreement” has the meaning specified in the recitals.

“Registration Statement” has the meaning specified in Section 8.02(a).

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“Related Party” means, with respect to any party, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Release” means any actual or threatened releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Acquiror Stockholder Approvals” means (a) approval of the Transaction Proposal and the Acquiror Equity Plan Proposal by a majority of the total votes cast by Acquiror Stockholders at the Acquiror Stockholders Meeting and (b) approval of the Amendment Proposal at the Acquiror Stockholders Meeting by (i) the holders of a majority of the voting power of the then-outstanding shares of capital stock of Acquiror entitled to vote generally in the election of directors, voting together as a single class and (ii) holders of two-thirds (2/3) of the outstanding shares of Acquiror Class B Common Stock.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Territory; (c) the government of a Sanctioned Territory or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-Ukrainian-government controlled areas of Kherson and Zaporizhzhia).

“Sanctions” means economic or financial sanctions, trade controls, or embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or (c) any other applicable jurisdiction.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.03(b).

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“Second Merger” has the meaning specified in the recitals.

“Second Merger Effective Time” has the meaning specified in Section 2.03(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state or federal entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code (including any Open Source Software), object code, executable code, human readable form or other form, operating systems, application programs, routines and modules, software tools, firmware and software embedded in equipment, as well as any software-as-a-service and other software-enabled hosted services and platforms, (b) Proprietary Databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, models and methodologies, schematics, specification, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all written or electronic materials and documentation that explain the structure or use of software or that were used in the development of software, including logic diagrams, screens, user interfaces, reports, formats, firmware, development tools, templates, menus, buttons, icons, flow charts, code notes, procedural diagrams, error reports, manuals and training materials used to design, plan, organize and develop any of the foregoing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Acquiror Board determines, in its good faith judgment (after having received the advice of a financial advisor), is capable of doing so (taking into account all financial, regulatory, legal and other aspects of such proposal): (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Acquiror pursuant to which the stockholders of Acquiror immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Acquiror), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of Acquiror, in each case on terms (including conditions to consummation of the contemplated transaction) that the Acquiror Board determines, in its good faith judgment (after having received the advice of a financial advisor), to be more favorable, from a financial point of view, to Acquiror’s stockholders than the Transactions (including any proposal by the Company to amend the terms of the Transactions) and for which financing, to the extent required, is then committed.

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“Support Agreements” has the meaning specified in the recitals.

“Surviving Corporation” has the meaning specified in the recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tempe Lease” means the Sublease Agreement, dated as of June 9, 2023, by and between Diffusion Group, L.L.C. and Nxu Technologies, LLC.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning specified in Section 8.03(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Voting Trust Transfer” has the meaning specified in the recitals.

“Voting Trustee” has the meaning specified in the recitals.

“WARN Act” has the meaning specified in Section 4.13(e).

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“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02      Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended through the relevant date.

(b)       Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)       Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)       The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)       The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than the Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company or Acquiror, as the case may be, in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

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Article II
The Merger; Closing

2.01       The Merger.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, at the First Merger Effective Time, Merger Sub I shall be merged with and into the Company, with the Company continuing as the Surviving Corporation. Following the First Merger, the separate corporate existence of Merger Sub I shall cease. The First Merger shall be consummated in accordance with this Agreement (including Section 2.03) and the DGCL.

(b)       Promptly following the First Merger, the Surviving Corporation shall merge with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement (including Section 2.03), the DGCL and the DLLCA.

2.02       Effects of the Merger.

(a)       The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation.

(b)       The Second Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Final Surviving Company and all of the debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Final Surviving Company.

2.03       Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile beginning on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, at the Closing:

(a)       the Company shall cause a certificate of merger in form and substance reasonably satisfactory to Acquiror and the Company (the “First Certificate of Merger”), together with all other necessary documentation, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, and the First Certificate of Merger shall specify that the Merger shall become effective upon filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “First Merger Effective Time”);

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(b)       Promptly following the First Merger Effective Time, the Company shall cause a certificate of merger in form and substance reasonably satisfactory to Acquiror and the Company (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”), together with all other necessary documentation, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 264 of the DGCL and Section 18-209 of the DLLCA, and the Second Certificate of Merger shall specify that the Second Merger shall become effective upon filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Second Merger Effective Time”); and

(c)       the Merger will become effective, and Acquiror shall have been approved to trade publicly on the NASDAQ under the new ticker symbol, “VRDE”.

2.04       Organizational Documents of the Company.

(a)       At the First Merger Effective Time, the certificate of incorporation and bylaws of the Merger Sub I as in effect immediately prior to the First Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and the DGCL.

(b)       At the Second Merger Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the limited liability company agreement of the Final Surviving Company at the Second Merger Effective Time, until thereafter amended in accordance with its terms and the DLLCA; provided, however, in each case, that the name of the company set forth therein shall be changed to the name of the Company.

2.05       Directors and Officers of the Company and Acquiror.

(a)       Persons constituting the officers of the Company prior to the First Merger Effective Time shall be appointed as the officers of the Final Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

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(b)       Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the First Merger Effective Time such that (i) except for Jessica Billingsley, each director of Acquiror in office immediately prior to the First Merger Effective Time shall cease to be a director immediately following the First Merger Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the First Merger Effective Time), (ii) immediately after the First Merger Effective Time, the Acquiror Board shall consist of seven (7) members, with one (1) member of the Acquiror Board to be appointed by Acquiror (the “Acquiror Director”) (who initially shall be Jessica Billingsley) and (iii) the initial members of the Acquiror Board shall be the individuals set forth on Exhibit G, or other individuals determined by the Company after signing, each to serve in the applicable class of directors identified by the Company after signing. The initial members of the audit committee, the compensation committee and the corporate governance committee of the Acquiror Board immediately after the First Merger Effective Time shall be such individuals determined by the Company prior to the Closing. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the First Merger Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(b) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors set forth on Exhibit G shall be unable or unwilling to serve at the Closing, the party that appointed such individual shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(c)       Acquiror shall take all necessary action prior to the First Merger Effective Time such that (i) each officer of Acquiror in office immediately prior to the First Merger Effective Time shall cease to be an officer immediately following the First Merger Effective Time and (ii) the persons constituting the officers of the Company prior to the First Merger Effective Time shall, as of immediately following the First Merger Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

Article III
Effects of the Merger

3.01       Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the First Merger Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, the Merger Subs or the holder of any Company Stock:

(a)       Treatment of Merger Sub I Common Stock. Each share of common stock of Merger Sub I, par value $0.0001 per share, issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted at the First Merger Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.0001 per share, and such shares will constitute the only outstanding equity interests of the Surviving Corporation following the Merger.

(b)       Treatment of Merger Sub II Membership Interests. Each share of common stock of the Surviving Corporation, par value $0.0001 per share issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Merger Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Merger Effective Time will constitute one membership interest of the Final Surviving Company. Such membership interest shall be the only membership interest of the Final Surviving Company that is issued and outstanding immediately after the Second Merger Effective Time.

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(c)       Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the First Merger Effective Time that is held by the Company in treasury or owned by Acquiror or by the Merger Subs shall no longer be outstanding and shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(d)       Conversion of All Other Company Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be automatically converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock equal to the Exchange Ratio (the “Closing Merger Consideration”).

3.02       Effect on Company Equity Awards. At the First Merger Effective Time, each Company Option, whether vested or unvested, that is then outstanding and unexercised (each such Company Option, an “Assumed Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted, as of the First Merger Effective Time, into an option to purchase a number of shares of Acquiror Common Stock equal to the Exchange Ratio, multiplied by the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Merger Effective Time rounded down to the nearest whole share. Each Assumed Option shall continue to be governed by the Company Stock Plan, which shall be assumed by Acquiror solely to govern and administer the Assumed Options, and shall be subject to the same terms and conditions (including with respect to the exercise price and any vesting or forfeiture and exercise provisions) that are otherwise the same as were applicable to such Company Option as of immediately prior to the First Effective Time.

3.03       Acquiror Equity Awards. Each Acquiror Option that has an exercise price that is greater than the closing price of the Acquiror Class A Common Stock on the trading day immediately preceding the Closing Date will be surrendered or cancelled for no consideration in accordance with the terms of the Acquiror Option & RSU Plans immediately prior to the First Merger Effective Time. Each other Acquiror Option shall remain outstanding and shall remain exercisable subject to the terms and conditions of the Acquiror Option award and the Acquiror Option & RSU Plans. Each Acquiror RSU will be settled in accordance with its terms, as amended, such that there shall be no outstanding Acquiror RSU awards (or obligations to deliver shares of Acquiror Common Stock with respect to previously outstanding and vested Acquiror RSU awards) as of the First Merger Effective Time. Effective as of immediately prior to the First Merger Effective Time, the Acquiror Option & RSU Plans will be terminated, except with respect to Acquiror Options that remain outstanding following the First Merger Effective Time and any shares that remain available for issuance under the Acquiror Option & RSU Plans immediately prior to the First Merger Effective Time shall become available for issuance under the Acquiror Equity Incentive Plan in accordance with Section 7.09 hereof.

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3.04       Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including the Exchange Ratio) or amount contained herein which is based upon the number of shares of Company Stock or Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.04 shall not be construed to permit Acquiror, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.05       Exchange of Company Certificates and Company Book-Entry Shares.

(a)       Exchange Procedures. At the Closing, the Company Stockholders holding shares of Company Common Stock shall deliver the certificates or book entry statements evidencing their right to shares of Company Common Stock (collectively, the “Company Certificates”), other than Cancelled Shares and Dissenting Shares, to Acquiror for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Acquiror an affidavit (including an indemnity) in the manner provided in Section 3.05(e), and, in exchange therefor, Acquiror shall instruct its transfer agent to issue the Closing Merger Consideration in book-entry form promptly thereafter (but in no event earlier than the First Merger Effective Time), and Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the First Merger Effective Time, to evidence only the right to receive the applicable portion of the Closing Merger Consideration.

(b)       Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Acquiror Common Stock with a record date after the First Merger Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Closing Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates, Acquiror shall promptly deliver to the record holders thereof, without interest, the Closing Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the First Merger Effective Time theretofore paid with respect thereto.

(c)       Transfers of Ownership. If Closing Merger Consideration is to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of the Closing Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

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(d)       No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the First Merger Effective Time. If, after the First Merger Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.05.

(e)       Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Closing Merger Consideration into which the shares of Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 3.05(b); provided, however, that, as a condition precedent to the delivery of such Closing Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

3.06       Withholding. Each of Acquiror, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Final Surviving Company and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any consideration or amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Tax Law. To the extent that a Payor withholds or deducts such amounts with respect to any Person, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes.

3.07       No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. If the aggregate Closing Merger Consideration payable to a holder of Company Common Stock is not a whole number, such holder of Company Common Stock shall receive (in lieu of a fractional share) such number of shares of Acquiror Common Stock equal to the aggregate Closing Merger Consideration to which such holder is entitled rounded (up or down) to the nearest whole share.

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3.08       Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time and held by a Company Stockholder entitled to vote in respect of such shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Closing Merger Consideration and shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. At the First Merger Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any holder of Dissenting Shares fails to perfect or otherwise fails to comply with the provision of Section 262 of the DGCL or otherwise effectively waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Merger Effective Time, into, and to have become exchangeable for the right to receive the Closing Merger Consideration upon the surrender of such shares in accordance with this Article III and thereafter shall not be deemed to be Dissenting Shares. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the appraised value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the First Merger Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.09       Company Merger Consideration Schedule. The Company shall deliver to Acquiror, no later than five Business Days prior to the Closing Date, a schedule (the “Company Merger Consideration Schedule”) reflecting the calculation of the Closing Merger Consideration and the allocation of the Closing Merger Consideration among the Company Stockholders. Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.09 and any relevant books and records of the Company. The Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the documentation and shall consider in good faith Acquiror’s comments to the Company Merger Consideration Schedule, and if any adjustments are so made to the Company Merger Consideration Schedule prior to the Closing, such adjusted Company Merger Consideration Schedule shall thereafter become the Company Merger Consideration Schedule for all purposes of this Agreement. The Company Merger Consideration Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. Acquiror will be entitled to rely in all respects upon the Company Merger Consideration Schedule.

3.10       No Liability. Neither Acquiror’s transfer agent nor Acquiror shall be liable to any holder of Company Stock or Acquiror Common Stock for any such Company Stock or Acquiror Common Stock, as applicable (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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Article IV
Representations and Warranties of the Company

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and the Merger Subs as of the date hereof and as of the Closing Date (or if a specific date is indicated in any such statement, as of such specified date) as follows:

4.01       Organization, Standing and Corporate Power. The Company is an entity validly existing and in good standing under the DGCL and has all requisite corporate power and authority to carry on its business as now being conducted in all material respects. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, assets or rights makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of this Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02       Corporate Authority; Approval; Non-Contravention.

(a)       Except for the Company Stockholder Approvals, the Company has all requisite corporate power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b)       Except as set forth on Schedule 4.02(b), the execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents, (ii) to the Knowledge of the Company, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected and (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company pursuant to, any Company Material Contract or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject, except (in the case of clause (ii) above) for such violations of Laws, breaches, or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

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(c)       The Company Support Agreement will have been duly executed and delivered by the Company and the Company Stockholder party thereto, and will constitute a legal, valid and binding obligation of the Company, enforceable against the parties thereto in accordance with their terms (subject to the Enforceability Exceptions). The Company Stockholder that will be party to the Company Support Agreement holds Company Stock representing the voting power sufficient as of the date of such Company Support Agreement to obtain the Company Stockholder Approvals.

4.03       Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (a) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.04       Capitalization.

(a)       As of the date hereof, the authorized capital stock of the Company consisted of 58,687,483,705 shares of Company Common Stock, of which 2,648,364,984 shares of Company Common Stock were outstanding. All of the issued Company Stock have been duly authorized and are validly issued, fully paid and nonassessable. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including any securities convertible into equity securities, including the Company Existing Notes and Company Warrants) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) was issued in compliance in all material respects with applicable Laws and in compliance with the Company Organizational Documents, (ii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iii) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is a party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

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(b)       Except as set forth on Schedule 4.04, there are no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company. As of the Closing, after giving effect to the Company Conversion and the assumption of the Company Options, except for Company Common Stock, there will be no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company.

(c)       Schedule 4.04(c) sets forth a true and correct list, as of the date hereof, of (i) each award of Company Options (ii) the name of each holder of Company Options, (iii) the number of shares of Company Common Stock underlying each award of Company Options, (iv) the date on which the award of Company Options was granted, (v) the vesting schedule of each award of Company Options and (vi) the exercise price and expiration date of each award of Company Option. Other than set forth on Schedule 4.05, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

4.05       Subsidiaries. The Company has no Subsidiaries or other ownership, or right to acquire, capital stock, security, partnership interest or other equity interest of any kind in any Person.

4.06       Financial Statements; Internal Controls.

(a)       The audited statements of total assets, total liabilities and shareholders’ equity and total comprehensive income for the fiscal years ended December 31, 2021, 2022 and 2023 (collectively, the “Company Audited Financial Statements”) were prepared in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the American Institute of Certified Public Accountants and applicable Law throughout and among the periods involved, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Company Audited Financial Statements and the accompanying independent auditors’ reports, if and as applicable have been made available to Acquiror.

(b)       The Company Audited Financial Statements are true, complete and correct in all material respects and were derived from the books and records of the Company and prepared in accordance with GAAP (except as may be indicated in the notes thereto). The Company Interim Financial Statements to be delivered pursuant to Section 6.11 hereof, when delivered, will be true, complete and correct in all material respects and derived from the books and records of the Company and prepared in accordance with GAAP (except as may be indicated in the notes thereto), subject to normal and recurring year-end adjustments and the absence of notes, none of which will be material individually or in the aggregate. The Company Audited Financial Statements fairly present, and the Company Interim Financial Statements when delivered will fairly present, in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Company Audited Financial Statements, except as required by applicable Law or GAAP.

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(c)       The Company maintains a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis throughout the periods indicated.

(d)       Except as set forth in Schedule 4.06(d), the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.07       Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)       The Company is conducting and has, since March 4, 2020, conducted its business in compliance with all Laws applicable to it and the Company’s business, properties, rights or other assets.

(b)       There is no, and since March 4, 2020 there has been no, Action by or against the Company pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to initiate or conduct the same.

(c)       Since March 4, 2020, the Company has not received any written notice from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d)       The Company possesses all governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions or waivers of, or filings, notices, or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted, (the “Company Permits”). All such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. The Company is not in default in any respect of, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Company Permits.

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4.08       Absence of Certain Changes or Events. (a) Since the Balance Sheet Date and except as expressly required or permitted by this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course of business and (ii) except as disclosed on Schedule 4.08, no action has been taken by the Company that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (b) as of the date hereof, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

4.09       No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the balance sheet dated as of December 31, 2023 included within the Company Audited Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any liabilities of the type required by GAAP to be disclosed or reserved for on a balance sheet of the Company.

4.10      Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (i) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (ii) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.11       Litigation.

(a)       The Company is not and, to the Knowledge of the Company, none of its officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof. As of the date hereof, the Company is not and, to the Knowledge of the Company, none of its officers, directors, agents or employees, in their capacities as such, is subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b)       The Company is not a party to or subject to the provisions of any outstanding material Governmental Order (except if generally applicable without the Company being named therein).

4.12       Contracts.

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(a)       Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Company Material Contracts”):

(i)       all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements, exclusive supply, or manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(ii)       all such Contracts with (or with obligations of the Company to) a Related Party;

(iii)       all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;

(iv)       all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company exceeds $1,000,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(v)       any Contract for the use by Company of any tangible property where the annual lease payments are greater than $250,000;

(vi)       any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company is a party, other than bona fide customer-supplier relationships or a trade association;

(vii)       all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii)       all such Contracts that obligate the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix)       any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $250,000, or any guarantee of third party obligations in excess of $250,000, or any letters of credit, performance bonds or other credit support for the Company;

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(x)       any Contract that creates guarantees or Liens of any nature on the Company’s assets not in the ordinary course of business and in an amount equal to or greater than $250,000;

(xi)       any collective bargaining agreement or other Contract with any labor or trade union, works council, or other labor organization (each a “CBA”);

(xii)       all such Contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $200,000, (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company other than accrued compensation and other payments required by Law or (C) provide for sale, change in control, severance, retention, transaction or similar bonuses, or any other compensation or benefits triggered or accelerated in connection with or otherwise related to the consummation of the transaction contemplated hereby, whether alone or in connection with any other event, that are (or may become) payable to any current or former employee or other service provider of the Company;

(xiii)       all Contracts entered into to settle or resolve any material Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements;

(xiv)       all Contracts providing for the development of any material Intellectual Property, independently or jointly, by or for the Company, other than Contracts entered into pursuant to a form employee or independent contractor invention assignment agreement between the Company and an employee or independent contractor of the Company regarding the development of Intellectual Property by such employee or independent contractor; and

(xv)       all Contracts pursuant to which the Company (A) grants or (B) is granted a license (whether or not such license is currently exercisable) to, or other rights under, any Intellectual Property, excluding, in the case of (A), Permitted Liens, and in the case of (B), any Commercially Available Software.

(b)       The Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties, rights or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not reasonably be expected to have a Material Adverse Effect on the Company. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not have a Material Adverse Effect on the Company.

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4.13       Employment Matters.

(a)       Except as set forth on Schedule 4.13(a): (i) the Company is not a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), nor is it negotiating or required to negotiate a CBA; (ii) no employees of the Company are represented by any labor or trade union, works council, or other labor organization with respect to their employment; (iii) in the past three (3) years, no labor or trade union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company and no such activities are currently pending or threatened; (v) in the past three (3) years, there has been no actual or threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or threatened; and (vi) with respect to the Transactions, the Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ Representatives under applicable Law and any CBA.

(b)       Over the past three (3) years (i) no employee of the Company has made allegations of sexual harassment, sexual misconduct or other harassment against any officer, director or key employee of the Company, and (ii) the Company has not entered into any settlement agreement related to sexual harassment, sexual misconduct or other harassment by or against any current or former employee, independent contractor, director or officer of the Company.

(c)       The Company is not a party to nor has it received an active written threat or, an oral threat, of any Action brought by on or on behalf of any applicant, any former or current employee, any former or current individual or sole proprietor independent contractor relating to any labor or employment matters of the Company.

(d)       The Company is, and for the past three (3) years has been, in compliance with all Laws relating to labor and/or employment, including Laws regarding terms and conditions of employment, hiring, background checks, trainings, notices, immigration, authorization to work, health and safety, wages, hours, employee classification (for overtime purposes or as employee versus independent contractor), overtime (including the proper determination of regular pay and the treatment of bonuses), meal and rest periods, harassment, discrimination, retaliation, accommodations, disability rights or benefits, plant closings and mass layoffs, workers’ compensation, labor relations, leaves of absences, time off, COVID-19, affirmative action, unemployment insurance and/or termination of employment other than any failure to so comply not reasonably likely to result in material liability to the Company. The Company has no actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum or other wages.

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(e)       The Company has not, in the past three (3) years, experienced or implemented a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law (each a “WARN Act”) or other event requiring notice under a WARN Act. In the six (6) month period immediately prior to the date hereof, the Company has not carried out any temporary layoffs, furloughs, or material reductions in hours of work that, if continued for six (6) months, alone or in the aggregate with any other “employment loss” (as defined under any WARN Act), could reasonably be expected to constitute a “plant closing” or “mass layoff” under any WARN Act.

4.14       Employee Benefits.

(a)       Schedule 4.14(a) contains a true, correct and complete list of each Company Benefit Plan. The Company has provided to Acquiror with respect to each Company Benefit Plan, as applicable, true, correct and complete copies of: (i) such Company Benefit Plan, or with respect to any unwritten Company Benefit Plan, a written description of all material terms thereof, and form of any award documentation thereunder; (ii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service, if any; (iii) the Form 5500 annual report and the financial statements and actuarial summary or other valuation reports prepared with respect thereto in the past three (3) years; (iv) each trust, insurance, annuity, stop-loss or other funding Contract or arrangement related thereto; (v) the most recent summary plan description and any summaries of material modification with respect thereto; (vi) discrimination or similar testing (and evidence of corrective action related thereto) for the past three (3) years; and (vii) all non-routine correspondence or communications relating thereto with any Governmental Authority or participant within the past three (3) years.

(b)       With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA; (ii) all contributions or payments due to date have been made timely and in compliance with the terms of such Company Benefit Plan and applicable Law, or if not yet due, properly accrued (to the extent required or appropriate to be accrued in accordance with GAAP or otherwise in the ordinary course of business); (iii) no failure to pay premiums due or payable with respect to insurance policies relating to such Company Benefit Plan has resulted in default under any such policies; and (iv) there are no proceedings pending or, to the Knowledge of the Company, threatened against or involving such Company Benefit Plan brought by or on behalf of any current or former employee or other service provider of the Company (or dependent or beneficiary thereof) or Governmental Authority (other than routine claims for benefits made in the ordinary course of business), in each case, except as could not reasonably be expected to result in material liability to the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.

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(c)       Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or been obligated to contribute to (or has ever maintained, sponsored or contributed to or been obligated to contribute to) or has any obligation with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any multiple employer plan (as defined in Section 413(c) of the Code), (iv) any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any “funded welfare plan” within the meaning of Section 419 of the Code or (v) any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA).

(d)       The Company has no actual or contingent liability under or with respect to COBRA for failure to comply with its notice or coverage requirements or for failure to comply with the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“PPACA”), and any other comparable domestic or foreign Laws, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. No excise Tax or penalty under PPACA, including Sections 4980D and 4980H of the Code is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Benefit Plan.

(e)       Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies and has satisfied, in form and operation, the requirements of Section 409A of the Code and the guidance thereunder. No current or former employee or other service provider of the Company is entitled to receive any gross-up or additional payment in connection with any Tax (including those imposed under Section 409A or Section 4999 of the Code).

(f)       No Company Benefit Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject Acquiror or any of its Affiliates, or any current or former employee or other service provider of the Company, to any material Tax, fine, Lien, penalty or other obligation imposed by ERISA, the Code or other applicable Laws, with respect to or in connection with any Company Benefit Plan.

(g)       The Company does not provide (and has not at any time provided) or have any obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code (the full cost of which is borne by the applicable recipient of such benefits).

(h)       Neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in: (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company; (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code); or (iii) any breach or violation of or default under or, except pursuant to applicable Law, limitation of the rights of the Company, Acquiror or their respective Affiliates to amend, modify or terminate any Company Benefit Plan.

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4.15       Taxes.

(a)       The Company has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company has paid all Taxes due and payable (whether or not shown on any Tax Return). No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)       The Company has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c)       No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against the Company that remains unresolved or unpaid. There is no Tax audit or other examination of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of the Company, nor has any request been made in writing for any such extension or waiver.

(d)       The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e)       The Company has no liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise (excluding, in each case, any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

(f)       The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

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(g)       The Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices and terms for the provision of any property or services by or to the Company are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(h)       The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(i)       The Company has not (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years; (ii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); or (iii) become subject to Tax in a country other than the country of its formation by reason of being engaged in a trade or business, having a permanent establishment (within the meaning of an applicable Tax treaty), or having employees in such country.

(j)       There are no Liens with respect to Taxes on any of the assets of the Company, other than Liens for Taxes which are not yet due and payable.

(k)       The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale, open transaction or other transaction on or prior to the Closing Date, any accounting method change, improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Closing Date or any material deferred revenue or prepaid amount received on or prior to the Closing.

(l)       The Company has complied in all material respects with all escheat and unclaimed property Laws.

(m)       The Company has not taken or agreed to take any action (nor to the Knowledge of the Company is there any fact or circumstance) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16       Intellectual Property.

(a)       Schedule 4.16(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and pending applications, (iii) copyright registrations and pending applications and (iv) internet domain names, in each case that are owned by the Company or that the Company purports to own (collectively, “Company Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance and, with respect to domain names, the applicable domain name registrar. Each item of Company Registered IP is subsisting and unexpired and to the Knowledge of the Company, valid and enforceable. The Company solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Owned Company Intellectual Property.

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(b)       (i) The operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since March 4, 2020, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property (provided that the foregoing representation 4.16(b)(i) is being made to the Knowledge of the Company in respect of patents and patent applications) and (ii) to the Knowledge of the Company: no third party is infringing, misappropriating, diluting or otherwise violating, and no third party has infringed, misappropriated, diluted or otherwise violated since March 4, 2020, any Owned Company Intellectual Property. The Company has not received any written charge, complaint, claim, demand or notice alleging that the conduct of the business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person.

(c)       There is no, and since March 4, 2020 there has not been any, Action pending or threatened in writing, or, to the Knowledge of the Company, orally (including “cease and desist” letters or invitations to take a license) (i) against the Company (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Company Intellectual Property (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property, or (ii) brought by the Company (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property of any third party (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that any third party has infringed, misappropriated, diluted or otherwise violated any Owned Company Intellectual Property.

(d)       The Company has taken commercially reasonable measures to protect, enforce and maintain (i) the confidentiality of all material proprietary information and trade secrets included in the Owned Company Intellectual Property or of third parties provided to the Company under obligations of confidentiality, and (ii) its ownership of, and rights in, all Company Intellectual Property. Without limiting the foregoing, the Company has not made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Company Software) available to any other Person except pursuant to written binding agreements requiring such Person to maintain the confidentiality of such confidential information or trade secrets.

4.17       Data Protection. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

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(a)       The Company is, and at all times since March 4, 2020 has been, (i) in material compliance with all Privacy Laws, Data Security Requirements, and the Company’s contractual requirements relating to the Company’s Processing of Personal Information (collectively, the “Company Privacy Commitments”), and (ii) has not been subject to any Actions, regulatory audits or investigations by any Person or Governmental Authority relating to Company Privacy Commitments. The Company has appointed a data protection officer if required to do so under Privacy Laws, and has complied at all times with and made privacy notices (complete and accurate copies of which have been made available to the Acquiror) available to all individuals about whom the Company Processes or directs the Processing of Personal Information, in conformance with Company Privacy Commitments, including with respect to the collection, processing, receipt, security, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personal Information. The Company has taken commercially reasonable steps to ensure that all Personal Information is protected against loss or unauthorized Processing, including by maintaining and enforcing policies, procedures, and rules regarding data privacy, protection, and security to protect the security, integrity and privacy of Personal Information as required by all Company Privacy Commitments.

(b)       Since March 4, 2020, (i) to the Company’s knowledge, there has not been any breach, security incident, loss, theft, modification, destruction, alteration, disclosure or other misuse of, or third party claims, complaints, fines, practice recommendation, request, or proceeding of any nature alleging, unauthorized access or unauthorized use of any Personal Information or confidential business information maintained by any Company Data Related Vendor on behalf of the Company; and (ii) the Company has not received any written requests, complaints or objections to its collection or Processing of Personal Information from any Governmental Authority or other third party (including data subjects). No Person has threatened in writing to bring or been awarded compensation from the Company under any Company Privacy Commitments, there is no basis for any such claim to be brought that may give rise or has given rise to any liability, and no written claim for such compensation is outstanding. The Company has complied with all data subject requests, including any requests for access to Personal Information, the cessation of specified processing activities or the rectification or erasure of any Personal Information, in each case in accordance with the requirements of applicable Privacy Laws.

(c)       The Company does not sell, rent or otherwise makes available to any Person any Personal Information, except in a manner that complies with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transaction contemplated herein comply and will comply with all Company Privacy Commitments.

(d)       The Company has entered into written contracts with each third-party service provider, vendor and business partner that has access (including storage) to Personal Information which complies with all applicable requirements of Company Privacy Commitments (“Company Data Related Vendors”), including payment processors, advertising and marketing agencies, cloud storage vendors and outsourced technology or human resource functions, containing all appropriate, sufficient and legally required contractual clauses regarding privacy and information security. The Company has made available to Acquiror true and accurate copies of all contracts with any Company Data Related Vendor.

(e)       To the extent that the Company collects Personal Information of Persons who reside outside of the United States, the EU, and/or the UK, and/or Canada, respectively, the Company has implemented sufficient mechanisms to ensure that the transfers of such Personal Information from such Persons’ home country to any other country complies with Privacy Laws restricting the transfer of such Personal Information.

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4.18       Information Technology and Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)       The IT Systems used in the conduct of the Company’s business: (i) operate and perform in accordance with their documentation and functional specifications; (ii) are adequate for, and operate and perform in all material respects as required in connection with, the needs and operation of Company’s business as currently conducted and are fulfilling the purposes for which they were acquired, licensed or established in an efficient manner without material downtime or errors; and (iii) are free from any bugs, computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door or time bomb or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of the IT Systems. There has been no failure or other material substandard performance of any IT Systems which has caused any disruption to the business of the Company.

(b)       The Company has implemented with respect to the IT Systems used in its business commercially reasonable (i) steps to provide for backup, security and disaster recovery technology consistent with industry practices and (ii) actions (including implementing and monitoring compliance with administrative, technical and physical safeguards, policies, procedures and security measures that conform with all applicable contractual obligations and Privacy Laws) to protect the operation, confidentiality, integrity and security of its IT Systems and the information (including trade secrets and Personal Information) and data stored thereon or transmitted thereby, including from unauthorized use or access by third parties and from viruses and contaminants. The Company has carried out and documented reasonable security and technology audits, investigations, data mapping exercises, impact assessments, and other activities relating to the Company’s information security practices, and no such audits, investigations, assessments and/or reports have identified material risks and/or vulnerabilities in the Company IT Systems.

(c)       There has been no security breach of, or unauthorized use or access to, the Company IT Systems (including ransomware attacks), including any breach, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein or transmitted thereby (including trade secrets and Personal Information).

(d)       The Open Source Software used in the Company Software and Proprietary Databases does not have license or other usage terms that require as a condition of how the Company currently uses or has used the Company Software and Proprietary Databases, that any Software or databases or data incorporated into, derived from or distributed with the Company Software and Proprietary Databases be (i) disclosed or, in the case of Software, distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) subject to any other material limitation, restriction or condition on the right or ability of the Company to use or distribute the same. The Company has not used any Company Software or Proprietary Database disseminated by an entity on behalf of the Company that is installed on consumers’ or partners’ device(s) and used by any Person on behalf of the Company to monitor, record or transmit information about activities occurring on the device(s) on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computers on which it is installed in a manner that violates any applicable Company Privacy Commitments. The Company has not entered in any escrow or other agreements with any Person granting access to any Company Software and Proprietary Databases.

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4.19       Real Property.

(a)       The Company owns no interest in real property.

(b)       Schedule 4.19(b) contains a complete and accurate list by property, city, state and country, of all land and real property leasehold or subleasehold estates and other rights to use or occupy any interest in land or real property held by the Company as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company in, or otherwise related to, the Company’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company is the sole legal and beneficial owner of (or is solely legally and beneficially entitled to) a leasehold interest in, or a right to use or occupy, the Company Properties. The Company has not leased or otherwise granted to any Person the right to use or occupy any Company Properties or any portion thereof.

(c)       Schedule 4.19(d) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which the Company leases, licenses, subleases or otherwise occupies any Company Property on the date hereof, except for any leases or licenses which arrange for a temporary occupancy arrangement of less than six months (collectively, the “Company Lease Documents”). The Company has delivered to Acquiror a true and complete copy of each such Company Lease Document. The Company is not and, to the Knowledge of the Company, no other party to any Company Lease Document is in material breach or material default under such Company Lease Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Company Lease Document.

(d)       To the Knowledge of the Company, each Company Lease Document is a written agreement in full force and effect, is valid, binding and enforceable, subject to proper authorization and execution of each Company Lease Document by the other parties thereto. The Company has paid the rent and all other sums that are due and payable under such Company Lease Documents and there are no material arrears nor any sums which have been waived, deferred or accelerated, and no rent reviews are outstanding, in progress nor have been deferred. All consents, permits and approvals required for the grant of each Company Lease Document have been obtained and complied with in all material respects.

(e)       To the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect on the Company, there exists no restrictions, covenants or encumbrances that prevent any of the Company Properties from being used now or in the future for their current use and at materially the same cost as at present or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement.

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(f)       There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Properties or any portion thereof or interest therein (which are binding on or in favor of the Company). There are no Contracts relating to the right to receive any portion of the income or profits from the sale, operation or development of any Company Properties or any portion thereof or interest therein. The Company is not a party to any agreement or option to purchase any land or real property or interest therein, nor is in the process of negotiating any such agreement or option to purchase as at the date of this Agreement.

(g)       Except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof, each Company Property and any structures built on them comply with all applicable Laws, the current use of each Company Property is the lawful use, no Company Property is subject to any restrictions relating to flood zoning limiting its use in any material respect, and there are no material outstanding or threatened disputes, actions, claims, demands, adverse notices or complaints to which the Company has received notice or is a party in respect of any of the Company Properties.

(h)       As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened, material appropriation, condemnation, eminent domain, compulsory purchase or like proceedings relating to the whole or any part of any Company Properties.

(i)       The Company has no material actual or contingent liability in respect of previously owned, leased, licensed, used or occupied land or buildings.

4.20       Corrupt Practices; Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)       Neither the Company, any directors, officers or employees of the Company, nor, to the Knowledge of the Company, any of its other respective Representatives have violated, conspired to violate or aided and abetted the violation of any Anti-Corruption Laws. The Company (i) has instituted policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and anti-money laundering Laws and (ii) has maintained such policies and procedures in force. No Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company.

(b)       Neither the Company, any directors, officers or employees of the Company nor, to the Knowledge of the Company, any of their other respective Representatives, is engaging and has not engaging, directly or indirectly, in any activities (including sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or involving any Sanctioned Person or Sanctioned Territory, nor otherwise violated any applicable Sanctions or Ex-Im Laws.

(c)       Neither the Company nor any of its directors, officers, employees, nor to the Knowledge of the Company, any other Persons acting for or on behalf of any of the foregoing is, or has been, a Sanctioned Person.

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(d)       Neither the Company nor, to the Knowledge of the Company, any Representatives of the Company is currently or has in the past been a subject, target, or party of any current investigation, allegation (whether raised internally or externally), request for information, voluntary self-disclosure, or any other inquiry by or involving any Governmental Authority regarding the actual or possible violation of Sanctions, and the Company has not received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions.

4.21       Competition and Trade Regulation. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)       The Company and its Representatives have been and currently are in compliance with Sanctions and Ex-Im Laws. The Company also maintains policies and procedures reasonably designed to ensure compliance with Sanctions and Ex-Im Laws and are following such policies and procedures.

(b)       The Company is in compliance with all applicable antitrust Laws in all material respects. The Company is not nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect.

(c)       The Company does not currently, or expect in the future to, produce, design, test, manufacture, fabricate, or develop any critical technologies, as defined under 31 C.F.R. § 800.215.

4.22       Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)       the Company is and has been, in compliance in all material respects with all Environmental Laws, which material compliance includes possessing and complying with all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or the Company Properties (“Company Environmental Permits”);

(b)       the Company has not received any notice alleging any violation of or noncompliance by the Company with respect to any Environmental Law or Company Environmental Permit;

(c)       there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, and the Company has not received any written notification of, nor, to the Knowledge of the Company, is the Company otherwise responsible for any violation of, noncompliance with or material liability under, Environmental Laws, including for the contamination by or manufacture, management, labeling, registration, import, export, generation, storage, treatment, use, transportation, disposal, Release or threatened Release at any location of, or exposure of any Person to, any Hazardous Material;

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(d)       the Company (i) is not a party to or subject to the provisions of any Governmental Order pursuant to Environmental Law or (ii) has not retained or assumed by Contract any material liabilities or obligations pursuant to Environmental Laws;

(e)       there have been no Releases of any Hazardous Materials at, on, under, or from the current or former Company Properties, or to the Knowledge of the Company, any third-party property that would result in a requirement for notification to or investigation by a Governmental Authority, or the need for investigation, remediation, removal, cleanup or monitoring of Hazardous Materials pursuant to Environmental Laws; and

(f)       the Company has furnished to Acquiror, or has otherwise made available for inspection by the Acquiror, all material Phase I or Phase II environmental reports and similar material environmental documents in the possession of the Company.

4.23       Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.24       Affiliate Agreements. The Company is not a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, the Merger Subs or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.25       Insurance. The Company maintains such insurance policies or binders of fire, liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance as commercially reasonable and appropriate (the “Company Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under the Company Insurance Policies. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on the Company, the Company Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished. As of the date hereof, the Company has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Company Insurance Policy. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Company Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or its assets, business, operations, employees, officers and directors pending under any such Company Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

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4.26       COVID-19. The Company has not participated in the federal Paycheck Protection Program or sought material benefits or relief thereunder.

4.27       Takeover Statutes and Charter Provisions. As of the date hereof and through the First Merger Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Company in connection with this Agreement, the Merger, the issuance of the Closing Merger Consideration or any of the other transactions contemplated hereby. As of the date hereof and through the First Merger Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Company is subject, a party or otherwise bound.

4.28       Board Approval; Stockholders’ Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and other Transactions and declared their advisability, (iii) recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger and other Transactions and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders. The only vote or written consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger and other Transactions.

4.29       No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

Article V
Representations and Warranties
of Acquiror AND Merger Subs

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof, each of Acquiror and the Merger Subs represents and warrants to the Company as of the date hereof and as of the Closing Date (or if a specific date is indicated in any such statement, as of such specified date) as follows:

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5.01       Organization, Standing and Corporate Power.

(a)       Acquiror is an entity validly existing and in good standing under the DGCL, and has all requisite corporate power and authority to carry on its business as now being conducted in all material respects. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, assets or rights makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech. The Acquiror Organizational Documents that have been made available to the Company are true, correct and complete and are in effect as of the date of this Agreement and Acquiror is not in default under or in violation of any provision thereunder.

(b)       Each of the Merger Subs is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than the Merger Subs and NXU Technologies, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Acquiror (“NXU Tech”), Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02       Corporate Authority; Approval; Non-Contravention.

(a)       Except for the Required Acquiror Stockholder Approvals, each of Acquiror, Merger Sub I and Merger Sub II has all requisite corporate power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror, Merger Sub I and Merger Sub II of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror, Merger Sub I and Merger Sub II, as the case may be, and no other corporate actions on the part of Acquiror, Merger Sub I or Merger Sub II is necessary to authorize the execution and delivery by Acquiror, Merger Sub I or Merger Sub II of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Required Acquiror Stockholder Approvals. This Agreement has been duly executed and delivered by each of Acquiror, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Acquiror, Merger Sub I and Merger Sub II, enforceable against each of Acquiror, Merger Sub I and Merger Sub II in accordance with its terms (subject to the Enforceability Exceptions).

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(b)       The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror, Merger Sub I or the Merger Sub II are a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Required Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or the applicable organizational documents of the Merger Sub I or Meger Sub II or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of Acquiror, Merger Sub I, Merger Sub II or Nxu Tech pursuant to, any Acquiror Material Contract or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub I and Merger Sub II or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which (A) are set forth on Schedule 5.02(b), or (B) has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech.

(c)       The Acquiror Support Agreement will have been duly executed by Acquiror and the stockholders of Acquiror parties thereto and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of Acquiror, and, to the Knowledge of Acquiror, will be enforceable against the other parties thereto (other than the Company) in accordance with its terms (subject to the Enforceability Exceptions).

5.03       Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror, Merger Sub I or Merger Sub II in connection with the execution and delivery by Acquiror, Merger Sub I or Merger Sub II of this Agreement or the consummation by Acquiror, Merger Sub I or Merger Sub II of the Transactions, except for (a) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech, (b) the filing of the Certificates of Merger and amendment to Acquiror’s certificate of incorporation with the Secretary of State of the State of Delaware, (c) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws, (d) the NASDAQ’s approval of Listing Application and (e) the SEC’s declaration of the Registration Statement effective under the Securities Act.

5.04       Capitalization.

(a)       The authorized capital stock of Acquiror consists of (i) 4,000,000,0000 shares of Acquiror Class A Common Stock, (ii) 1,000,000,000 shares of Acquiror Class B Common Stock, and (iii) 10,000,000 shares of Acquiror Preferred Stock, of which 5,000 shares have been designated as Series A Convertible Preferred Stock and 1 share has been designated as Series B Preferred Stock. At the close of business on the immediately preceding Business Day prior to the date hereof, there were (i) 11,934,072 shares of Acquiror Class A Common Stock outstanding, (ii) 273,503 shares of Acquiror Class B Common Stock outstanding, (iii) no shares of Series A Convertible Preferred Stock outstanding, (iv) zero shares of Series B Preferred Stock outstanding (provided that the Acquiror’s board approved the issuance of one share of Series B Preferred Stock on the date hereof), (v) an aggregate of 49,354,991 reserved for future issuance under the NXU, Inc. 2023 Omnibus Incentive Plan, as amended from time to time (the “Acquiror Omnibus Plan”), (vi) no shares are reserved for the future grant of awards under any Acquiror Option & RSU Plan other than the Acquiror Omnibus Plan, (vii) an aggregate of 997,698 were subject to outstanding Acquiror Options and an aggregate of 7,293,934 were subject to outstanding Acquiror RSUs and (vii) an aggregate of 109,513 reserved for future issuance under Acquiror Warrants. Acquiror does not hold any shares of its capital stock in its treasury.

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(b)       All of the issued and outstanding shares of capital stock of Acquiror have been, and all shares that may be issued pursuant to the Acquiror Option & RSU Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of Acquiror are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the issued and outstanding shares capital stock of Acquiror are subject to any right of first refusal in favor of Acquiror. Except as contemplated herein, there is no Contract to which Acquiror is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of capital stock of Acquiror. Acquiror is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any issued outstanding shares of capital stock of Acquiror or other securities.

(c)       Schedule 5.04(c) sets forth a true and correct list, as of the close of business on the immediately preceding Business Day prior to the date hereof, of (i) each award of Acquiror Options and Acquiror RSUs and the Acquiror Option and RSU Plan under which the award was granted, (ii) the name of each holder of Acquiror Options and the name of each holder of Acquiror RSUs, (iii) the number of shares of Acquiror Class A Common Stock underlying each award of Acquiror Options and Acquiror RSUs, (iv) the date on which the award of Acquiror Options or Acquiror RSUs was granted, (v) the vesting schedule of each award of Acquiror Options and Acquiror RSUs and (vi) the exercise price and expiration date of each award of Acquiror Options. Each Acquiror Option has an exercise price that is at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying shares on the date of grant.

(d)       Except as set forth on Schedule 5.04(d), as of the close of business on the immediately preceding Business Day prior to the date hereof, there are no other outstanding equity interest in Acquiror, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Acquiror is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of Acquiror.

(e)       Other than NXU Tech, Merger Sub I or Merger Sub II or as set forth on Schedule 5.04(e), Acquiror has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

5.05       Subsidiaries. Other than the Merger Subs, which have been formed solely in connection with the Transaction and has undertaken no other operations or activities, NXU Tech, and as set forth on Schedule 5.04(e), Acquiror has no Subsidiaries or other ownership, or right to acquire, capital stock, security, partnership interest or other equity interest of any kind in any Person.

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5.06       Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech:

(a)       Each of Nxu Tech and Acquiror is conducting and has, since January 1, 2020, conducted its business in compliance with all Laws applicable to it and Acquiror’s business, properties, rights or other assets.

(b)       There is no, and since January 1, 2020 has been no, Action by or against Acquiror or Nxu Tech pending or threatened in writing, nor has any Governmental Authority indicated in writing to Acquiror or Nxu Tech an intention to initiate or conduct the same.

(c)       Since January 1, 2020, neither Nxu Tech nor Acquiror has received any written notice from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable Law or (ii) requiring Acquiror to take or omit any action to ensure compliance with any such applicable Law.

(d)       Acquiror possesses all governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions or waivers of, or filings, notices, or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of Acquiror and Nxu Tech and the operation of Acquiror’s and Nxu Tech’s business as currently conducted, (the “Acquiror Permits”). All such Acquiror Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Acquiror is not in default in any respect of, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Acquiror Permits.

5.07       Absence of Certain Changes or Events. Except as set forth on Schedule 5.07: (a) since the Balance Sheet Date and except as expressly required or permitted by this Agreement each of Nxu Tech and Acquiror has conducted its business in all material respects in the ordinary course of business, and (b) since the Balance Sheet Date, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech.

5.08       No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the most recent balance sheet of Acquiror included within the Acquiror SEC Reports, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 5.08, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, Acquiror does not have any liabilities of the type required by GAAP to be disclosed or reserved for on a balance sheet of Acquiror.

5.09       Litigation.

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(a)       Except as set forth in Schedule 5.09(a)(i), neither Nxu Tech, Acquiror nor, to the Knowledge of Acquiror, any of the officers of Nxu Tech or Acquiror, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions. Except as set forth in Schedule 5.09(a)(ii), neither of Nxu Tech nor Acquiror is, nor to the Knowledge of Acquiror are any of the officers of Nxu Tech or Acquiror, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any disputes or claims, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)       Neither Acquiror, Nxu Tech, Merger Sub I nor Merger Sub II is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror, Nxu Tech, Merger Sub I or Merger Sub II being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub I or Merger Sub II to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.10       Contracts.

(a)       Schedule 5.10(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which Acquiror or Nxu Tech is a party or is bound (all such Contracts set forth on Schedule 5.10(a), or which are required to be so disclosed, the “Acquiror Material Contracts”):

(i)       all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products;

(ii)       all such Contracts with (or with obligations of Acquiror to) a Related Party;

(iii)       all such Contracts that contain any covenant materially limiting or prohibiting the right of Acquiror (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;

(iv)       all such Contracts in which the aggregate outstanding expenditure or payment obligations of Acquiror or Nxu Tech exceeds $250,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

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(v)       any Contract for the use by Acquiror or Nxu Tech of any tangible property;

(vi)       any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which Acquiror or Nxu Tech is a party, other than bona fide customer-supplier relationships or a trade association;

(vii)       all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Acquiror or Nxu Tech has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii)       all such Contracts that obligate Acquiror or Nxu Tech to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix)       any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money, or any guarantee of third-party obligations, or any letters of credit, performance bonds or other credit support for Acquiror or Nxu Tech;

(x)       any Contract that creates guarantees or Liens of any nature on Acquiror’s or Nxu Tech’s assets not in the ordinary course of business;

(xi)       any CBA;

(xii)       all such Contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $100,000, (B) are not terminable by Acquiror or Nxu Tech on no more than thirty (30) days’ notice and without liability or financial obligation to Acquiror other than accrued compensation and other payments required by Law or (C) provide for sale, change in control, severance, retention, transaction or similar bonuses, or any other compensation or benefits triggered or accelerated in connection with or otherwise related to the consummation of the transaction contemplated hereby, whether alone or in connection with any other event, that are (or may become) payable to any current or former employee of or other service provider to Acquiror or Nxu Tech;

(xiii)       all Contracts entered into to settle or resolve any material Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements;

(xiv)       all Contracts providing for the development of any material Intellectual Property, independently or jointly, by or for Acquiror or Nxu Tech, other than Contracts entered into pursuant to a form employee or independent contractor invention assignment agreement between Acquiror or Nxu Tech and an employee or independent contractor of Acquiror or Nxu Tech regarding the development of Intellectual Property by such employee or independent contractor; and

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(xv)       all Contracts pursuant to which Acquiror or Nxu Tech (A) grants or (B) is granted a license (whether or not such license is currently exercisable) to, or other rights under, any Intellectual Property, excluding, in the case of (A), Permitted Liens, and in the case of (B), any Commercially Available Software.

(b)       Except as set forth in Schedule 5.10(b), neither of Acquiror nor Nxu Tech (i) is, nor has it received written notice that any other party to any Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has waived or failed to enforce any material rights or material benefits under any Acquiror Material Contract to which it is a party or any of its properties, rights or other assets is subject. Except as set forth in Schedule 5.10(b), no Material Contract is the subject of a notice to terminate, except for any expiration of the term of an Acquiror Material Contract following the date of this Agreement in accordance with its terms. Except as set forth in Schedule 5.10(b), each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Acquiror or Nxu Tech, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech. Except as set forth in Schedule 5.10(b), there is no default under any such Material Contracts by Acquiror or Nxu Tech, as applicable, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Nxu Tech, as applicable, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would not have a Material Adverse Effect on Acquiror or Nxu Tech.

5.11       Employment Matters.

(a)       Except as set forth on Schedule 5.11(a), (i) neither of Acquiror nor Nxu Tech is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), or is negotiating or required to negotiate a CBA; (ii) no employees of Acquiror or Nxu Tech are represented by any labor or trade union, works council, or other labor organization with respect to their employment; (iii) in the past three (3) years, no labor or trade union, works council, other labor organization, or group of employees of Acquiror or Nxu Tech has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of Acquiror or Nxu Tech and no such activities are currently pending or threatened; (v) in the past three (3) years, there has been no actual or threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting Acquiror or Nxu Tech, and no such dispute is currently pending or threatened; and (vi) with respect to the Transactions, each of Acquiror and Nxu Tech has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ Representatives under applicable Law and any CBA.

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(b)       Over the past three (3) years (i) no employee of Acquiror or Nxu Tech has made allegations of sexual harassment, sexual misconduct or other harassment against any officer, director or key employee of Acquiror or Nxu Tech, as applicable, and (ii) neither Acquiror nor Nxu Tech has entered into any settlement agreement related to sexual harassment, sexual misconduct or other harassment by or against any current or former employee, independent contractor, director or officer of Acquiror or Nxu Tech, as applicable.

(c)       Neither of Acquiror or Nxu Tech is a party to or has received an active written threat or, an oral threat, of any Action brought by on or on behalf of any applicant, any former or current employee, any former or current individual or sole proprietor independent contractor relating to any labor or employment matters of Acquiror or Nxu Tech, as applicable.

(d)       Except as set forth in Schedule 5.11(d), each of Acquiror and Nxu Tech is, and for the past three (3) years has been, in compliance with all Laws relating to labor or employment, including Laws regarding terms and conditions of employment, hiring, background checks, trainings, notices, immigration, authorization to work, health and safety, wages, hours, employee classification (for overtime purposes or as employee versus independent contractor), overtime (including the proper determination of regular pay and the treatment of bonuses), meal and rest periods, harassment, discrimination, retaliation, accommodations, disability rights or benefits, plant closings and mass layoffs, workers’ compensation, labor relations, leaves of absences, time off, COVID-19, affirmative action, unemployment insurance and/or termination of employment other than any failure to so comply not reasonably likely to result in material liability to Acquiror or Nxu Tech, as applicable. Neither of Acquiror nor Nxu Tech has any actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum or other wages.

(e)       Neither Acquiror nor Nxu Tech has, in the past three (3) years, experienced or implemented a “plant closing” or “mass layoff” as defined in the WARN Act or other event requiring notice under a WARN Act. In the six (6) month period immediately prior to the date hereof, neither Acquiror nor Nxu Tech has carried out any temporary layoffs, furloughs, or material reductions in hours of work that, if continued for six (6) months, alone or in the aggregate with any other “employment loss” (as defined under any WARN Act), could reasonably be expected to constitute a “plant closing” or “mass layoff” under any WARN Act.

5.12       Employee Benefits.

(a)       Schedule 5.12(a) contains a true, correct and complete list of each Acquiror Benefit Plan. Acquiror has provided to the Company with respect to each Acquiror Benefit Plan, as applicable, true, correct and complete copies of: (i) such Acquiror Benefit Plan, or with respect to any unwritten Acquiror Benefit Plan, a written description of all material terms thereof, and form of any award documentation thereunder; (ii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service, if any; (iii) the Form 5500 annual report and the financial statements and actuarial summary or other valuation reports prepared with respect thereto in the past three (3) years; (iv) each trust, insurance, annuity, stop-loss or other funding Contract or arrangement related thereto; (v) the most recent summary plan description and any summaries of material modification with respect thereto; (vi) discrimination or similar testing (and evidence of corrective action related thereto) for the past three (3) years; and (vii) all non-routine correspondence or communications relating thereto with any Governmental Authority or participant within the past three (3) years.

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(b)       With respect to each Acquiror Benefit Plan: (i) such Acquiror Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA; (ii) all contributions or payments due to date have been made timely and in compliance with the terms of such Acquiror Benefit Plan and applicable Law, or if not yet due, properly accrued (to the extent required or appropriate to be accrued in accordance with GAAP or otherwise in the ordinary course of business); (iii) no failure to pay premiums due or payable with respect to insurance policies relating to such Acquiror Benefit Plan has resulted in default under any such policies; and (iv) there are no proceedings pending or, to the Knowledge of Acquiror, threatened against or involving such Acquiror Benefit Plan brought by or on behalf of any current or former employee or other service provider of Acquiror (or dependent or beneficiary thereof) or Governmental Authority (other than routine claims for benefits made in the ordinary course of business), in each case, except as could not reasonably be expected to result in material liability to Acquiror. Each Acquiror Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.

(c)       Neither Acquiror, Nxu Tech nor any ERISA Affiliate maintains, sponsors, contributes to or been obligated to contribute to (or has ever maintained, sponsored or contributed to or been obligated to contribute to) or has any obligation with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any multiple employer plan (as defined in Section 413(c) of the Code), (iv) any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any “funded welfare plan” within the meaning of Section 419 of the Code or (v) any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA).

(d)       Neither Acquiror nor Nxu Tech has no actual or contingent liability under or with respect to COBRA for failure to comply with its notice or coverage requirements or for failure to comply with PPACA, and any other comparable domestic or foreign Laws, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. No excise Tax or penalty under PPACA, including Sections 4980D and 4980H of the Code is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Acquiror Benefit Plan.

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(e)       Each Acquiror Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies and has satisfied, in form and operation, the requirements of Section 409A of the Code and the guidance thereunder. No current or former employee or other service provider of Acquiror or Nxu Tech is entitled to receive any gross-up or additional payment in connection with any Tax (including those imposed under Section 409A or Section 4999 of the Code).

(f)       No Acquiror Benefit Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject Acquiror, Nxu Tech or any of their Affiliates, or any current or former employee or other service provider of Acquiror or Nxu Tech, to any material Tax, fine, Lien, penalty or other obligation imposed by ERISA, the Code or other applicable Laws, with respect to or in connection with any Company Benefit Plan.

(g)       Neither of Acquiror nor Nxu Tech provide (or have at any time provided) or have any obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code (the full cost of which is borne by the applicable recipient of such benefits).

(h)       Except as set forth in Schedule 5.12(h), neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in: (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of Acquiror or Nxu Tech; (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code); or (iii) any breach or violation of or default under or, except pursuant to applicable Law, limitation of the rights of Acquiror, Nxu Tech or their respective Affiliates to amend, modify or terminate any Acquiror Benefit Plan.

5.13       Taxes.

(a)       Each of Acquiror and Nxu Tech has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Nxu Tech has paid all Taxes due and payable (whether or not shown on any Tax Return). No claim has ever been made in writing by a Tax Authority in a jurisdiction where Acquiror or Nxu Tech does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)       Except as set forth in Schedule 5.13(b), each of Acquiror and Nxu Tech has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

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(c)       No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against Acquiror or Nxu Tech that remains unresolved or unpaid. There is no Tax audit or other examination of Acquiror or Nxu Tech presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of Acquiror, nor has any request been made in writing for any such extension or waiver.

(d)       Neither of Acquiror nor Nxu Tech is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was Acquiror), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e)       Neither of Acquiror nor Nxu Tech has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise (excluding, in each case, any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

(f)       Neither of Acquiror nor Nxu Tech has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)       Each of Acquiror and Nxu Tech are in compliance in all material respects with all applicable transfer pricing Laws and regulations. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices and terms for the provision of any property or services by or to Acquiror or Nxu Tech are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(h)       Neither Acquiror nor Nxu Tech is a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(i)       Neither Acquiror nor Nxu Tech has (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years, (ii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (iii) become subject to Tax in a country other than the country of its formation by reason of being engaged in a trade or business, having a permanent establishment (within the meaning of an applicable Tax treaty), or having employees in such country.

(j)       There are no Liens with respect to Taxes on any of the assets of Acquiror or Nxu Tech, other than Liens for Taxes which are not yet due and payable.

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(k)       Neither of Acquiror nor Nxu Tech will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale, open transaction or other transaction on or prior to the Closing Date, any accounting method change, improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Closing Date or any material deferred revenue or prepaid amount received on or prior to the Closing.

(l)       Each of Acquiror and Nxu Tech has complied in all material respects with all escheat and unclaimed property Laws.

(m)       Neither Acquiror nor Nxu Tech has taken or agreed to take any action (nor to the Knowledge of Acquiror is there any fact or circumstance) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n)       For U.S. federal income Tax purposes, Merger Sub II is, and immediately following the Merger will be, a “disregarded entity” within the meaning of Treasury Regulations Section 1.368-2(b)(1)(i)(A) whose separate existence as an equity is disregarded from that of its sole owner, which is Acquiror.

5.14       Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.14, the fees and expenses of which will be paid by Acquiror, Nxu Tech, Merger Sub I or Merger Sub II pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Nxu Tech, Merger Sub I or Merger Sub II.

5.15       Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)       To the Knowledge of Acquiror, except as disclosed in Schedule 5.15(a), Acquiror has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth on Schedule 5.15(a), to the Knowledge of Acquiror, none of the Acquiror SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.15(a), to the Knowledge of Acquiror, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror and Nxu Tech as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

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(b)       Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. As of March 31, 2024, to the Knowledge of Acquiror, such disclosure controls and procedures were effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)       Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Acquiror’s management assessed the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2023 based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and based on such assessment, determined that the Company maintained effective internal control over financial reporting as of December 31, 2023. Since December 31, 2023, there have been no changes in Acquiror’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Acquiror’s internal control over financial reporting.

(d)       There are no outstanding loans or other extensions of credit made by Acquiror or Nxu Tech to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror or Nxu Tech. Neither Acquiror nor Nxu Tech has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)       Neither Acquiror nor Nxu Tech (including any employee thereof) nor, to the Knowledge of Acquiror, Acquiror’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal controls over financial reporting utilized by Acquiror, (ii) any Fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal controls over financial reporting utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)       To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. Except as set forth in Schedule 5.15(f), to the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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(g)       To the Knowledge of Acquiror, each director and executive officer of Acquiror and Nxu Tech has filed with the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.16        Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement or as to any projections or forecasts or forward looking statements included in the Registration Statement.

5.17       NASDAQ Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “NXU”. Except as disclosed in the Acquiror SEC Reports, Acquiror is in compliance in all material respects with the rules of the NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act.

5.18       Intellectual Property.

(a)       Schedule 5.18(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and pending applications, (iii) copyright registrations and pending applications and (iv) internet domain names, in each case that are owned by Acquiror or Nxu Tech or that Acquiror or Nxu Tech purport to own (collectively, “Acquiror Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance and, with respect to domain names, the applicable domain name registrar. Each item of Acquiror Registered IP is subsisting and unexpired and to the Knowledge of Acquiror, valid and enforceable. Acquiror solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Owned Acquiror Intellectual Property.

(b)       (i) The operation of the business of Acquiror and Nxu Tech as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since January 1, 2020, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property (provided that the foregoing representation 5.18(b)(i) is being made to the Knowledge of the Acquiror in respect of patents and patent applications) and (ii) to the Knowledge of Acquiror: no third party is infringing, misappropriating, diluting or otherwise violating, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2016, any Owned Acquiror Intellectual Property. Neither Acquiror nor Nxu Tech has received any written charge, complaint, claim, demand or notice alleging that the conduct of the business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person.

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(c)       There is no, and since January 1, 2020 there has not been any, Action pending or threatened in writing, or, to the Knowledge of Acquiror, orally (including “cease and desist” letters or invitations to take a license) (i) against Acquiror or Nxu Tech (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Acquiror Intellectual Property (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that Acquiror or Nxu Tech has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property, or (ii) brought by Acquiror or Nxu Tech (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property of any third party (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that any third party has infringed, misappropriated, diluted or otherwise violated any Owned Acquiror Intellectual Property.

(d)       Each of Acquiror and Nxu Tech has taken commercially reasonable measures to protect, enforce and maintain (i) the confidentiality of all material proprietary information and trade secrets included in the Owned Acquiror Intellectual Property or of third parties provided to Acquiror or Nxu Tech, as applicable, under obligations of confidentiality, and (ii) its ownership of, and rights in, all Owned Acquiror Intellectual Property. Without limiting the foregoing, neither Acquiror nor Nxu Tech has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Acquiror Software) available to any other Person except pursuant to written binding agreements requiring such Person to maintain the confidentiality of such confidential information or trade secrets.

5.19       Data Protection. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech:

(a)       Each of Acquiror and Nxu Tech is, and at all times since January 1, 2020 has been, (i) in material compliance with all Privacy Laws, Data Security Requirements, and Acquiror’s or Nxu Tech’s, as applicable, contractual requirements relating to the Acquiror’s or Nxu Tech’s, as applicable, Processing of Personal Information (collectively, the “Acquiror Privacy Commitments”), and (ii) has not been subject to any Actions, regulatory audits or investigations by any Person or Governmental Authority relating to the Acquiror Privacy Commitments. Each of Acquiror and Nxu Tech has appointed a data protection officer if required to do so under Privacy Laws, and complied at all times with and made privacy notices (complete and accurate copies of which have been made available to the Company) available to all individuals about whom the Acquiror or Nxu Tech, as applicable, Processes or directs the Processing of Personal Information, in conformance with Acquiror Privacy Commitments, including with respect to the collection, processing, receipt, security, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personal Information. Each of Acquiror and Nxu Tech has taken commercially reasonable steps to ensure that all Personal Information is protected against loss or unauthorized Processing, including by maintaining and enforcing policies, procedures, and rules regarding data privacy, protection, and security to protect the security, integrity and privacy of Personal Information as required by all Acquiror Privacy Commitments.

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(b)       Since January 1, 2020, (i) to Acquiror’s knowledge, there has not been any breach, security incident, loss, theft, modification, destruction, alteration, disclosure or other misuse of, or third party claims, complaints, fines, practice recommendation, request, or proceeding of any nature alleging, unauthorized access or unauthorized use of any Personal Information or confidential business information maintained by any Acquiror Data Related Vendor on behalf of the Acquiror or Nxu Tech and (ii) neither Acquiror nor Nxu Tech has received any written requests, complaints or objections to its collection or use of Personal Information from any Governmental Authority or other third party (including data subjects). No Person has threatened to bring or been awarded compensation from Acquiror or Nxu Tech under any Acquiror Privacy Commitments and there is no basis for any such claim to be brought that may give rise or has given rise to any liability, and no written claim for such compensation is outstanding. Each of Acquiror and Nxu Tech has complied with all data subject requests, including any requests for access to Personal Information, the cessation of specified processing activities or the rectification or erasure of any Personal Information, in each case in accordance with the requirements of applicable Privacy Laws.

(c)       Neither Acquiror nor Nxu Tech sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transaction contemplated herein comply and will comply with all Acquiror Privacy Commitments.

(d)       Each of Acquiror and Nxu Tech, as applicable, has entered into written contracts with each third-party service provider, vendor and business partner that has access (including storage) to Personal Information which complies with all applicable requirements of Acquiror Privacy Commitments (“Acquiror Data Related Vendors”), including payment processors, advertising and marketing agencies, cloud storage vendors and outsourced technology or human resource functions, containing all appropriate, sufficient and legally required contractual clauses regarding privacy and information security. The Acquiror has made available to the Company true and accurate copies of all contracts with any Acquiror Data Related Vendor.

(e)       To the extent that either of Acquiror or Nxu Tech collect Personal Information of Persons who reside outside of the United States, the EU, and/or the UK, and/or Canada, respectively, Acquiror or Nxu Tech, as applicable, has implemented sufficient mechanisms to ensure that the transfers of such Personal Information from such Persons’ home country to any other country complies with Privacy Laws restricting the transfer of such Personal Information.

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5.20       Information Technology and Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech:

(a)       The IT Systems used in the conduct of Acquiror’s and Nxu Tech’s business (i) operate and perform in accordance with their documentation and functional specifications; (ii) are adequate for, and operate and perform in all material respects as required in connection with, the needs and operation of Acquiror’s and Nxu Tech’s business as currently conducted and are fulfilling the purposes for which they were acquired, licensed or established in an efficient manner without material downtime or errors; and (iii) are free from any bugs, computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door or time bomb or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of the IT Systems. There has been no failure or other material substandard performance of any IT Systems which has caused any disruption to the business of Acquiror or Nxu Tech.

(b)       Each of Acquiror and Nxu Tech has implemented with respect to the IT Systems used in its business commercially reasonable (i) steps to provide for backup, security and disaster recovery technology consistent with industry practices and (ii) actions (including implementing and monitoring compliance with administrative, technical and physical safeguards, policies, procedures and security measures that conform with all applicable contractual obligations and Privacy Laws) to protect the operation, confidentiality, integrity and security of its IT Systems and the information (including trade secrets and Personal Information) and data stored thereon or transmitted thereby, including from unauthorized use or access by third parties and from viruses and contaminants. Each of Acquiror and Nxu Tech has carried out and documented reasonable security and technology audits, investigations, data mapping exercises, impact assessments, and other activities relating to Acquiror’s and Nxu Tech’s information security practices, and no such audits, investigations, assessments and/or reports have identified material risks and/or vulnerabilities in Acquiror’s or Nxu Tech’s IT Systems.

(c)       There has been no security breach of, or unauthorized use or access to, the Acquiror or Nxu’s IT Systems (including ransomware attacks), including any breach which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein or transmitted thereby (including trade secrets and Personal Information).

(d)       The Open Source Software used in the Acquiror and Nxu Tech Software and Proprietary Databases does not have license or other usage terms that require as a condition of how Acquiror or Nxu Tech, as applicable, currently uses or has used the Acquiror and Nxu Tech Software and Proprietary Databases, that any Software or databases or data incorporated into, derived from or distributed with the Acquiror and Nxu Tech Software and Proprietary Databases be (i) disclosed or, in the case of Software, distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) subject to any other material limitation, restriction or condition on the right or ability of Acquiror or Nxu Tech to use or distribute the same. Neither Acquiror nor Nxu Tech, as applicable, has used any Acquiror or Nxu Tech Software or Proprietary Database disseminated by an entity on behalf of Acquiror or Nxu Tech, as applicable, that is installed on consumers’ or partners’ device(s) and used by any Person on behalf of Acquiror or Nxu Tech, as applicable, to monitor, record or transmit information about activities occurring on the device(s) on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computers on which it is installed in a manner that violates any applicable Acquiror Privacy Commitments. Neither Acquiror nor Nxu Tech has entered in any escrow or other agreements with any Person granting access to any Acquiror and Nxu Tech Software and Proprietary Databases.

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5.21       Real Property.

(a)       Neither of Acquiror nor Nxu Tech own any fee simple interest in real property.

(b)       Schedule 5.21(b) contains a complete and accurate list by property, city, state and country, of all land and real property leasehold or subleasehold estates and other rights to use or occupy any interest in land or real property held by Acquiror or Nxu Tech as of the date of this Agreement (the “Acquiror Properties”). The Acquiror Properties are the only properties used by Acquiror or Nxu Tech in, or otherwise related to, Acquiror’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 7.02, as of the Closing Date. Acquiror is the sole legal and beneficial owner of (or is solely legally and beneficially entitled to) a leasehold interest in, or a right to use or occupy, the Acquiror Properties. Neither Acquiror nor Nxu Tech has leased or otherwise granted to any Person the right to use or occupy any Acquiror Properties or any portion thereof.

(c)       Schedule 5.21(c) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which Acquiror or Nxu Tech leases, licenses, subleases or otherwise occupies any Acquiror Property on the date hereof, except for any leases or licenses which arrange for a temporary occupancy arrangement of less than six months (collectively, the “Acquiror Lease Documents”). Acquiror has delivered to the Company a true and complete copy of each such Acquiror Lease Document. Neither Acquiror nor Nxu Tech is and, to the Knowledge of Acquiror, no other party to any Lease Document is in material breach or material default under such Acquiror Lease Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Acquiror Lease Document.

(d)       To the Knowledge of Acquiror, each Acquiror Lease Document is a written agreement in full force and effect, is valid, binding and enforceable, subject to proper authorization and execution of each Acquiror Lease Document by the other parties thereto. Acquiror or Nxu Tech has paid the rent and all other sums that are due and payable under such Acquiror Lease Documents and there are no material arrears nor any sums which have been waived, deferred or accelerated, and no rent reviews are outstanding, in progress nor have been deferred. All consents, permits and approvals required for the grant of each Acquiror Lease Document have been obtained and complied with in all material respects.

(e)       To the Knowledge of Acquiror, except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech, there exists no restrictions, covenants or encumbrances that prevent any of the Acquiror Properties from being used now or in the future for their current use and at materially the same cost as at present or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement.

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(f)       There are no outstanding options, rights of first offer or rights of first refusal to purchase any Acquiror Properties or any portion thereof or interest therein (which are binding on or in favor of Acquiror). There are no Contracts relating to the right to receive any portion of the income or profits from the sale, operation or development of any Acquiror Properties or any portion thereof or interest therein. Neither Acquiror nor Nxu Tech is a party to any agreement or option to purchase any land or real property or interest therein, nor is in the process of negotiating any such agreement or option to purchase as at the date of this Agreement.

(g)       Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech, as of the date hereof, each Acquiror Property and any structures built on them comply with all applicable Laws, the current use of each Acquiror Property is the lawful use, no Acquiror Property is subject to any restrictions relating to flood zoning limiting its use in any material respect, and there are no material outstanding or threatened disputes, actions, claims, demands, adverse notices or complaints to which Acquiror has received notice or is a party in respect of any of the Acquiror Properties.

(h)       As of the date hereof, there are no pending, or, to the Knowledge of Acquiror, threatened, material appropriation, condemnation, eminent domain, compulsory purchase or like proceedings relating to the whole or any part of any Acquiror Properties.

(i)       Neither Acquiror nor Nxu Tech has any material actual or contingent liability in respect of previously owned, leased, licensed, used or occupied land or buildings.

5.22       Corrupt Practices; Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech:

(a)       Neither Acquiror, Nxu Tech, any directors, officers or employees of Acquiror or Nxu Tech, nor, to the Knowledge of Acquiror, any of their other Representatives have violated, conspired to violate or aided and abetted the violation of any Anti-Corruption Laws. Acquiror (i) has instituted policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and anti-money laundering Laws and (ii) has maintained such policies and procedures in force. No Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror or Nxu Tech.

(b)       Neither Acquiror, Nxu Tech, any directors, officers or employees of Acquiror or Nxu Tech nor, to the Knowledge of Acquiror, any of their other Representatives, is engaging and has not engaged, directly or indirectly, in any activities (including sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or involving any Sanctioned Person or Sanctioned Territory, nor otherwise violated any applicable Sanctions or Ex-Im Laws.

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(c)       Neither Acquiror nor Nxu Tech, nor any of their directors, officers, employees, nor to the Knowledge of Acquiror, any other Persons acting for or on behalf of any of the foregoing is, or has been, a Sanctioned Person.

(d)       Neither Acquiror nor Nxu Tech, nor, to the Knowledge of Acquiror, any Representatives of Acquiror or Nxu Tech, is currently or has in the past been a subject, target, or party of any current investigation, allegation (whether raised internally or externally), request for information, voluntary self-disclosure, or any other inquiry by or involving any Governmental Authority regarding the actual or possible violation of Sanctions, and neither Acquiror nor Nxu Tech has received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions.

5.23       Competition and Trade Regulation. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech:

(a)       Acquiror, Nxu Tech and their Representatives have been and currently are in compliance with Sanctions and Ex-Im Laws. Acquiror also maintains policies and procedures reasonably designed to ensure compliance with Sanctions and Ex-Im Laws and are following such policies and procedures.

(b)       Each of Acquiror and Nxu Tech is in compliance with all applicable antitrust Laws in all material respects. Neither Acquiror nor Nxu Tech is nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which Acquiror or Nxu Tech has assets or carries or intends to carry on business or where its activities may have an effect.

(c)       Neither Acquiror nor Nxu Tech currently, nor expect in the future to, produce, design, test, manufacture, fabricate, or develop any critical technologies, as defined under 31 C.F.R. § 800.215.

5.24       Environmental Matters. Except as set forth in Schedule 5.24 or as would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech:

(a)       Each of Acquiror and Nxu Tech is and has been, in compliance in all material respects with all Environmental Laws, which material compliance includes possessing and complying with all Acquiror Permits required under Environmental Laws in connection with the operation of Acquiror’s business or the Acquiror Properties (“Acquiror Environmental Permits”);

(b)       Neither Acquiror nor Nxu Tech has received any notice alleging any violation of or noncompliance by Acquiror or Nxu Tech with respect to any Environmental Law or Acquiror Environmental Permit;

(c)       there are no Actions pending, or to the Knowledge of Acquiror, threatened, against Acquiror or Nxu Tech, and neither Acquiror nor Nxu Tech has received any written notification of, nor, to the Knowledge of Acquiror, is Acquiror or Nxu Tech otherwise responsible for any violation of, noncompliance with or material liability under, Environmental Laws, including for the contamination by or manufacture, management, labeling, registration, import, export, generation, storage, treatment, use, transportation, disposal, Release or threatened Release at any location of, or exposure of any Person to, any Hazardous Material;

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(d)       Neither Acquiror nor Nxu Tech (i) is a party to or subject to the provisions of any Governmental Order pursuant to Environmental Law or (ii) has retained or assumed by Contract any material liabilities or obligations pursuant to Environmental Laws;

(e)       there have been no Releases of any Hazardous Materials at, on, under, or from the current or former Acquiror Properties, or to the Knowledge of Acquiror, any third-party property that would result in a requirement for notification to or investigation by a Governmental Authority, or the need for investigation, remediation, removal, cleanup or monitoring of Hazardous Materials pursuant to Environmental Laws; and

(f)       Acquiror has furnished to the Company, or has otherwise made available for inspection by the Company, all material Phase I or Phase II environmental reports and similar material environmental documents in the possession of Acquiror and Nxu Tech.

5.25       Affiliate Transactions. Since January 1, 2022, all transactions required to be disclosed by Acquiror and Nxu Tech pursuant to Item 404 of Regulation S-K have been disclosed in the Acquiror SEC Reports. No transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, is currently proposed by Acquiror or Nxu Tech or, to the Knowledge of Acquiror, by any other Person to which Acquiror or Nxu Tech would be a participant that would be required to be disclosed under Item 404 of Regulation S-K if consummated.

5.26       Insurance. Acquiror and Nxu Tech maintain such insurance policies or binders of fire, liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance as commercially reasonable and appropriate (the “Acquiror Insurance Policies”). To the Knowledge of Acquiror, there are no events, circumstances or other liabilities that give rise to a material claim under the Acquiror Insurance Policies. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech, the Acquiror Insurance Policies are in full force and effect as of the date of this Agreement with respect to Acquiror and Nxu Tech, and the limits thereunder have not been impaired, exhausted or materially diminished. As of the date hereof, Acquiror has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which Acquiror operates) with respect to, or of a material alteration of coverage under, any Acquiror Insurance Policy. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on Acquiror or Nxu Tech, all of the Acquiror Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to Acquiror or Nxu Tech or their assets, business, operations, employees, officers and directors pending under any such Acquiror Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

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5.27       COVID-19. Acquiror has disclosed its or Nxu Tech’s participation in the federal Paycheck Protection Program in the Acquiror SEC Reports in all material respects.

5.28       Takeover Statutes and Charter Provisions. As of the date hereof and through the Second Merger Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror, Nxu Tech, Merger Sub I or Merger Sub II in connection with this Agreement, the Merger, the issuance of the Closing Merger Consideration or any of the other Transactions. As of the date hereof and through the Second Merger Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror, Merger Sub I or Merger Sub II are subject, a party or otherwise bound.

5.29       No Other Representations or Warranties. The representations and warranties made by Acquiror, Merger Sub I and Merger Sub II in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub I, Merger Sub II, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror, Merger Sub I nor Merger Sub II, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror, Merger Sub I or Merger Sub II, to the accuracy or completeness of any information regarding Acquiror, Merger Sub I or Merger Sub II available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror, Merger Sub I nor Merger Sub II, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror, Merger Sub I or Merger Sub II or (b) any oral or, except for the representations and warranties expressly made by Acquiror, Merger Sub I or Merger Sub II in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror, Merger Sub I and Merger Sub II and the negotiation of this Agreement or in the course of the Transactions.

Article VI
Covenants of the Company

6.01       Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of the Company and maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and (iii) use reasonable best efforts to keep available the services of its present officers; provided that in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, or any similar national or international health concern, the Company may, in connection with therewith, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or (B) to respond to third-party supply or service disruptions caused thereby, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to such health concerns shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, during the Interim Period:

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(a)       change or amend organizational documents of the Company;

(b)       declare, make or pay any dividend or other distribution (whether in cash, equity or property) to stockholders of the Company or repurchase or redeem any Company Stock;

(c)       create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company (excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(d)       enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Company Material Contract (or any Contract, that if existing on the date hereof, would be a Material Contract), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Company Material Contracts in the ordinary course of business;

(e)       enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract, Lease Document or any document governing the occupation of real property, or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $1,000,000;

(f)       sell, transfer, lease, abandon, cancel, fail to maintain, let lapse or convey, surrender or dispose of any assets, properties or business of the Company (other than Company Intellectual Property and Company Software), except in the ordinary course of business and in an amount not in excess of $250,000 in the aggregate;

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(g)       (i) sell, assign, license, transfer, pledge, grant or suffer to exist any Lien on, convey or otherwise dispose of any Owned Company Intellectual Property, other than non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business or (ii) fail to continue to prosecute or defend, allow to enter the public domain, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Owned Company Intellectual Property;

(h)       fail to continue to protect and maintain the confidentiality of any trade secrets or material proprietary information included in the Owned Company Intellectual Property;

(i)       except as otherwise required pursuant to applicable Law, (i) adopt, enter into, amend, modify, or terminate any Company Benefit Plan or any collective bargaining or similar agreement to which the Company is a party or by which it is bound, (ii) grant or provide any equity or equity-based awards (or obligations in respect thereto), severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (v)) of any employee in the ordinary course of business and consistent with past practice or which is less than $200,000 in aggregate value, (iv) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining Representative for any employees of the Company, except to the extent already in existence or as required by Law, (v) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate any WARN Act, or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(j)       (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act, or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(k)       make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) (i) consistent in all material respects with historical practices or (ii) reasonably forecasted by the Company and included in the Company’s capital expenditure projections as of the date of this Agreement;

(l)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), or enter into any agreement in respect of the acquisition of real property, make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company in the ordinary course of business consistent with past practice, and (ii) extended payment terms for customers in the ordinary course of business;

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(m)       make, revoke or change any material Tax election, change any Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes); provided, for the avoidance of doubt the Company may pay Taxes in the ordinary course of business;

(n)       waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any related liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $250,000 in the aggregate;

(o)       incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than Indebtedness in an amount not to exceed $250,000.

(p)       enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement other than natural extensions of existing lines of business;

(q)       make any material change in financial accounting methods, principles or practices, except insofar as may have been required by the SEC, by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), or by applicable Law;

(r)       voluntarily fail to maintain, cancel or change coverage under, in a manner materially detrimental to the Company, any Company Insurance Policy;

(s)       liquidate, dissolve, reorganize or otherwise wind up the business or operations of the Company; and

(t)       enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary herein, the Company may issue one or more Company Interim Notes during the Interim Period.

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6.02       Inspection. The Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not be required to provide to Acquiror or any of its Representatives any information (a) if and to the extent doing so would (i) violate any Law to which Company is subject, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation of the Company with respect to confidentially, non-disclosure or privacy, if Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (iv) jeopardize protections afforded to Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (i) through (iv), the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure in a manner that does not result in the events set out in clauses (i) through (iv).

6.03       Proxy Solicitation; Other Actions.

(a)       The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC. The Company agrees to provide Acquiror as promptly as practicable following the date hereof, (i) unaudited financial statements, including condensed balance sheets and condensed statements of operations, stockholders’ equity and cash flows, of the Company for each fiscal quarter beginning with the fiscal quarter ending June 30, 2024 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (ii) auditor’s reports and consents to use such financial statements and reports and the Company Audited Financial Statements in the Registration Statement. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)       From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.03 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

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6.04       Non-Solicitation; Acquisition Proposals.

(a)       From the date of this Agreement until the First Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i)       initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(ii)       engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(iii)       approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)       execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v)       resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than Acquiror, the Merger Subs and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.04 by any of the Company’s or Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.04 by the Company.

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(b)       For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)       “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, the Merger Subs or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company to the extent such Person does not beneficially own 20% or more of the total voting power of the equity securities of the Company prior to such tender offer or exchange offer, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company or (E) any other transaction that is similar in nature to the Transactions or otherwise materially impedes or conflicts with the Transactions.

6.05       Company Lock-up. Prior to the Closing, the Company shall use commercially reasonable efforts to procure each Company Stockholder with greater than five percent ownership in the Company to enter into a Lock-Up Agreement with Acquiror in substantially the form attached as Exhibit D (the “Company Lock-Up Agreement”).

6.06       Litigation. In the event that the Company is subject to any material litigation or material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, or such Action or dispute resolution process is pending or threatened in writing, the Company shall promptly notify the Acquiror of any such litigation or Action and keep the Acquiror reasonably informed with respect to the status thereof.

6.07       Conversion of Company Notes; Exercise of Company Warrants. The Company shall procure that, prior to the Closing, all Company Notes shall be converted into Company Common Stock (and any securities under such Company Notes shall be released), and all Company Warrants shall be exercised for Company Common Stock, in each case, in accordance with their terms (the “Company Conversion”).

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6.08       Company Support Agreement. Concurrently with the execution of this Agreement, the Company shall deliver to Acquiror counterparts to the Company Support Agreement duly executed by Humanitario and the Company.

6.09       Company Material Contract Consents. The Company shall use commercially reasonable efforts to obtain such Company Material Contract Consents prior to the Closing to the extent the failure to do so would reasonably be expected to cause a Material Adverse Effect on the Company and shall use commercially reasonable efforts to obtain the other Company Material Contract Consents. “Company Material Contract Consent” shall mean any consent or waiver pursuant to any Company Material Contract that is required by the execution, delivery or performance of this Agreement and consummation of the Transactions.

6.10       Voting Trust Transfer. The Company shall cooperate with and assist Humanitario with entering into the Voting Trust Agreement, and, after the First Merger Effective Time, the Acquiror shall cooperate with Humanitario with completing the Voting Trust Transfer, in each case, in the manner and on the terms and conditions described in the Company Support Agreement.

6.11       Interim Financial Statements. Prior to the Closing, the Company shall prepare and deliver to Acquiror (i) an unaudited balance sheet as of the Company as of September 30, 2024 and the related unaudited statements of operations, stockholders’ equity and cash flows of the Company for the 9-month period ending on such date, and (ii) an unaudited balance sheet of the Company as of September 30, 2023 and the related unaudited statement of operations, stockholders’ equity and cash flows of the Company for the 9-month period ending on such date (collectively, the “Company Interim Financial Statements”).

Article VII
Covenants of Acquiror

7.01       Indemnification and Insurance.

(a)       From and after the First Merger Effective Time, Acquiror and the Final Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Merger Effective Time, whether asserted or claimed prior to, at or after the First Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Final Surviving Company and its Subsidiaries to, for a period of not less than six (6) years from the First Merger Effective Time (i) maintain provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Final Surviving Company to honor, each of the covenants in this Section 7.01. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be (A) effective as of the Closing and that provides coverage for Acquiror and its directors and officers both (1) on an ongoing basis, but no less than six (6) years from the Closing, and (2) with respect to claims arising from factors or events that occurred on or prior to the Closing, in each case in an amount and scope reasonably comparable to the existing policy of Acquiror, (B) at a cost that is reasonable and customary for insurance policies with Acquiror’s existing directors’ and officers’ liability policy insurer or an insurer with a comparable insurer financial strength rating. On or prior to the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each of the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

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(b)       Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Final Surviving Company and all successors and assigns of Acquiror and the Final Surviving Company. In the event that Acquiror, the Final Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Final Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Final Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01. The obligations of Acquiror and the Final Surviving Company under this Section 7.01 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.02       Conduct of Acquiror During the Interim Period.

(a)       During the Interim Period, Acquiror and each of the Merger Subs shall, except as set forth on Schedule 7.02(a), as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, carry on their business in the manner conducted immediately prior to the execution and delivery of this Agreement and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.02(a) or as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit the Merger Subs to:

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(i)       change, modify or amend the Acquiror Organizational Documents or the organizational documents of Merger Sub or Nxu Tech;

(ii)       (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding share capital, capital stock or other equity interests; (B) split, sub-divide, combine, reclassify or otherwise change any of its share capital, capital stock or other equity interests; or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital, capital stock of, or other equity interests in, Acquiror;

(iii)       enter into, renew or amend in any material respect, any agreement with any affiliate;

(iv)       enter into, or amend or modify any material term of (in a manner adverse to Acquiror or the Merger Subs (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Acquiror Material Contracts (or any Contract, that if existing on the date hereof, would have been an Acquiror Material Contract) to which Acquiror or Merger Subs is a party or by which it is bound;

(v)       waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action relating to this Agreement or otherwise) or compromise or settle any liability, other than (A) in the ordinary course of business or (B) to pay any amounts payable to landlord of Acquiror in connection with a real property lease or to pay the liabilities, fees and costs incurred in connection with the Transactions;

(vi)       incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii)       except with respect to the issuance of a single share of Series B Preferred Stock, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any share capital or capital stock of, or other equity interests in, Acquiror or Merger Subs or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

(viii)       (A) adopt any Benefit Plan other than as set forth in the Proposals, or enter into any employment Contract or any CBA, (B) hire any employee or any other individual independent contractor (not including advisors in connection with the Transactions) to provide services to Acquiror (including the Company) following Closing, (C) terminate any officer, employee or independent contractor (other than for cause), (D) make or grant any severance, bonus, including any change-in-control, retention, transaction, or similar compensation or benefits, or any increase in base salary or wages to any director, executive, or other current or former employee or service provider, or (E) take any action to accelerate the vesting of, or payment of, any compensation or benefit to any current or former employee or other service provider under any Company Benefit Plan or Benefit Plan maintained by the Acquiror;

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(ix)       (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or the Merger Subs (other than the Transactions);

(x)       make any capital expenditures, other than costs incurred in connection with (i) the termination of a real property lease, or (ii) the sale of any equipment;

(xi)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii)       make, revoke or change any material Tax election, change any Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes); provided for the avoidance of doubt Acquiror and the Merger Subs may pay Taxes in the ordinary course of business;

(xiii)       enter into any new line of business outside of the business currently conducted by Acquiror as of the date of this Agreement;

(xiv)       make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv)       voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its assets and properties;

(xvi)       enter into any agreement with any broker, investment banker, or financial advisor pursuant to which such party shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission; or

(xvii)       enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

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(b)       Except as set forth in Schedule 7.02(b), during the Interim Period, Acquiror shall, and shall cause the Merger Subs to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, and all other agreements or Contracts to which Acquiror or the Merger Subs may be a party.

7.03       Inspection. Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Merger Effective Time. Notwithstanding the foregoing, Acquiror shall not be required to provide to the Company or any of its Representatives any information (a) if and to the extent doing so would (i) violate any Law to which Acquiror or Merger Subs are subject, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation of Acquiror or Merger Subs with respect to confidentially, non-disclosure or privacy, if the Acquiror shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (iv) jeopardize protections afforded to Acquiror or the Merger Subs under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (i) through (iv), the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure in a manner that does not result in the events set out in clauses (i) through (iv).

7.04       Acquiror NASDAQ Listing. From the date hereof through the Closing, Acquiror shall use reasonable efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Common Stock to be listed on, the NASDAQ.

7.05       Acquiror SEC Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; provided that, notwithstanding anything to the contrary contained herein, late filings, if any, of any reports that are required pursuant to Items 1.01, 1.02, 1.04, 1.05, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K shall not be deemed a breach of this Agreement.

7.06       Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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7.07       Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the individuals designated in accordance with Section 2.05(b) to be elected as members of the Acquiror Board, effective as of the Closing and (b) the individuals designated in accordance with Section 2.05(c) to be the executive officers of Acquiror effective as of the Closing.

7.08       Exclusivity.

(a)       From the date of this Agreement until the First Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall use its reasonable efforts to cause their respective Representatives not to, directly or indirectly:

(i)       initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any Competing Proposal;

(ii)       engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any Competing Proposal;

(iii)       approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Proposal;

(iv)       execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Competing Proposal; or

(v)       resolve or agree to do any of the foregoing.

(b)       Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Proposal. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes any Competing Proposal. For the avoidance of doubt, nothing contained in this Agreement shall prohibit Acquiror from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to Acquiror’s stockholders if, in the good faith judgment of the Acquiror Board, after consultation with its financial advisors and outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that neither Acquiror nor Acquiror Board nor any committee thereof shall, except as specifically permitted by Section 8.02(d), withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the Acquiror Board Recommendation, or propose to approve or recommend, a Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreements, the Acquiror Board may furnish information to, and enter into discussions with, a person who has made a Competing Proposal, and the Acquiror Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor and independent legal counsel, who may be Acquiror’s regularly engaged independent legal counsel), that such Competing Proposal constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be Acquiror’s regularly engaged independent legal counsel), that, in light of such Competing Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Acquiror and its stockholders under applicable Law, (iii) provided written notice to the Company of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to Acquiror than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Acquiror from satisfying its obligations under this Agreement); provided further that Acquiror shall concurrently make available to the Company and its Representatives any information concerning the Acquiror and its Subsidiaries that is provided to any such Person and that was not previously made available to the Company.

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(c)       For purposes of this Agreement, “Competing Proposal” means (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Acquiror; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Acquiror; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of Acquiror; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Acquiror; or (v) any solicitation in opposition to approval and adoption of this Agreement by Acquiror’s stockholders.

7.09       Acquiror Plan. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form to be prepared by the Company in consultation with the Acquiror. The number of shares of Acquiror Common Stock available for issuance under the Acquiror Equity Incentive Plan shall be a number of shares of Acquiror Common Stock that is no less than the sum of (i) 10% of the total number of shares of Acquiror Common Stock that are issued and outstanding as of the Closing and (ii) such additional number of shares of Acquiror Common Stock as is equal to the sum of (x) the number of shares of Acquiror Common Stock reserved for issuance under the Acquiror Option & RSU Plans that remain available for grant under the Acquiror Option & RSU Plans immediately prior to the Closing (after giving effect to the forfeiture of any Acquiror Options or Acquiror RSU awards pursuant to Section 3.03 hereof) and (y) the number of shares of Acquiror Common Stock subject to awards granted under the Acquiror Option & RSU Plans, and the number of shares of Common Stock subject to the Assumed Options that are outstanding as of the Closing Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, and shall be increased by an annual “evergreen” increase to take effect on each January 1 during the ten-year term of the Acquiror Equity Incentive Plan of at least 3% of the number of outstanding shares of Acquiror Common Stock as of December 31 immediately prior to the date of such increase, or such lesser increase as may be determined by the post-closing Acquiror Board.

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7.10       Stockholder Litigation. In the event that any litigation or Action related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such Action and keep the Company reasonably informed on a current basis with respect to the status thereof. Acquiror shall provide the Company (a) the opportunity to participate in the defense of any such Action and (b) the right to review and comment on all material filings or responses to be made by the Acquiror in connection with any such Action (and the Acquiror shall in good faith take such comments and other advice into consideration). The parties agree to cooperate in the defense and settlement of any such litigation, and Acquiror shall not settle any such Action without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except that the Company will not be obligated to consent to any settlement that does not include a full release of the Company and its Affiliates or that imposes an injunction or other equitable relief upon the Company or any of its Affiliates.

7.11       Acquiror Certificate of Incorporation Amendment. Acquiror shall submit to Acquiror Stockholders at the Acquiror Stockholder Meeting a proposal to adopt amending and restating the Acquiror Certificate of Incorporation in its entirely to read as set forth on Exhibit E (the “Amendment Proposal”).

7.12       COBRA Coverage. Acquiror or the Company shall comply with any applicable Laws requiring it to provide COBRA coverage, including any obligations with respect to current or former employees of Acquiror and the Company.

7.13       Acquiror Material Contract Consents. Acquiror shall use commercially reasonable efforts to obtain such Acquiror Material Contract Consents prior to the Closing to the extent the failure to do so would reasonably be expected to cause a Material Adverse Effect on Acquiror or Nxu Tech and shall use commercially reasonable efforts to obtain the other Acquiror Material Contract Consents. “Acquiror Material Contract Consent” shall mean any consent or waiver pursuant to any Acquiror Material Contract that is required by the execution, delivery or performance of this Agreement and consummation of the Transactions.

Article VIII
Joint Covenants

8.01       Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts, and (c) subject to any Intervening Event, take such other action or refrain from taking such actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

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8.02       Preparation of Registration Statement; Acquiror Stockholders Meeting; Solicitation of Company Stockholder Approvals.

(a)       As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, a mutually-acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of Acquiror Common Stock under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the issuance of Acquiror Common Stock in connection therewith. Each of Acquiror and the Company shall furnish all information concerning itself and its officers, directors, and holders of equity securities as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)       Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

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(c)       Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the issuance of Acquiror Common Stock pursuant to the terms of this Agreement for purposes of NASDAQ Marketplace Rule 5635(a) and the change of control of Acquiror resulting from the Transaction for purposes of NASDAQ Marketplace Rule 5635(b) (the “Transaction Proposal”), (ii) approval of the Amendment Proposal, (iii) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (iv) adjournment of the Acquiror Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (v) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Acquiror Equity Plan Proposal and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by holders of Acquiror Common Stock at the Acquiror Stockholders Meeting.

(d)       Except as set forth in this Section 8.02(d), Acquiror shall use reasonable efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the a stockholders meeting in accordance with the Acquiror Organizational Documents and DGCL (the “Acquiror Stockholders Meeting”), (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to the holders of Acquiror Common Stock that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided that if, at any time prior to obtaining the Required Acquiror Stockholder Approvals, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make an Acquiror Change in Recommendation would be result in a breach of its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Required Acquiror Stockholder Approvals, make an Acquiror Change in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred, and (B) at or after 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

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(e)       Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Acquiror Stockholders Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Common Stock to obtain the Required Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Stockholders Meeting; provided that if a quorum is present, that the proposal for the adjournment of the Acquiror Stockholders Meeting shall have been approved by a holders of sufficient number of Acquiror Common Stock; provided, further, that the Acquiror Stockholders Meeting, without the prior written consent of the Company, (i) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Stockholders Meeting was originally scheduled or the most recently adjourned Acquiror Stockholders Meeting (excluding any adjournments required by applicable Law) and (ii) is held no later than four (4) Business Days prior to the Termination Date.

(f)       As promptly as practicable after the effectiveness of the Registration Statement, the Company shall solicit a consent (in form and substance reasonably satisfactory to Acquiror) in writing or by electronic transmission from the Company Stockholders entitled to vote approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding sufficient voting power to approve and adopt this Agreement, the Merger and the Transactions, the “Company Stockholder Approvals”). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from such Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders entitled to vote that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation unless a failure to do so would result in a breach of the Company Board’s fiduciary duties under applicable Law (such action, a “Company Change in Recommendation”). Within ten (10) Business Days after the effectiveness of the Registration Statement (the “Company Stockholder Written Consent Deadline”), the Company will provide Acquiror with copies of all stockholder consents it receives evidencing that the Company Stockholder Approvals have been obtained. Promptly following the receipt of the Company Stockholder Approvals, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders entitled to vote to give the Company Stockholder Approvals in accordance with this Section 8.02(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

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8.03       Tax Matters.

(a)       Transfer Taxes. Notwithstanding anything to the contrary contained herein, any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Closing of the Merger (“Transfer Taxes”) shall be borne by the Company. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)       Intended Tax Treatment. The parties intend that, for United States federal income tax purposes, the First Merger and Second Merger be treated as integrated steps in a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, the Merger Subs and the Company are parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, provided, however, that each of the Company and Acquiror is relying on its own advisors in connection with the tax treatment of the Merger and the other transactions contemplated by this Agreement.

(c)       None of Acquiror, the Merger Subs or the Company shall take or cause to be taken, or knowingly fail to take or knowingly fail to cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent, impair or impede or otherwise create a significant risk with respect to, the Intended Tax Treatment.

(d)       On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Acquiror to the Internal Revenue Service following the Closing, in each case, in the form set forth on Exhibit F, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

(e)       Each party shall promptly notify the other parties hereto in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Merger, and if such a Tax opinion is being provided by a Tax counsel, each of the Company, Acquiror, the Merger Subs and their Affiliates agrees to deliver to such Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of such date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation of such Tax opinion; provided that notwithstanding anything herein to the contrary in this Agreement, if and to the extent a Tax opinion with respect to the treatment of the Merger is being requested or required, each of the Company and the Acquiror shall use their reasonable efforts to have their respective counsel (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the treatment of the Merger. For the avoidance of doubt, the covenants in this paragraph (e) shall apply regardless of the party to which any SEC inquiry or request is made.

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(f)       Notwithstanding anything to the contrary in this Agreement and for avoidance of doubt, none of the opinions with respect to any Tax matters relating to the Transactions discussed in Section 8.03(e) shall be a condition for the Closing.

8.04       Confidentiality; Publicity.

(a)       Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)       The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, the Merger Subs, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.04; and provided, further, that the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent in connection with the Transactions.

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8.05       Financing Cooperation. From the date hereof until the earlier of (a) the First Merger Effective Time or (b) the valid termination of this Agreement, each of the Acquiror and the Merger Subs agree to use reasonable efforts to cooperate with the Company in connection with the arrangement of any Pre-Closing Financing, including by (i) reasonably cooperating with the Company’s preparation of definitive financing documentation and the Schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, (ii) providing to the Company and its prospective sources of Pre-Closing Financing all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (iii) cooperating in satisfying the conditions precedent set forth in the definitive Pre-Closing Financing documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company, the Acquiror, the Merger Subs, as applicable; provided, however, that neither party shall be obligated to repay any Pre-Closing Financing of the other party without such first party’s express written consent; and provided, further, that any Pre-Closing Financing shall comply with the limitations set forth herein. Notwithstanding the foregoing, (A) such requested cooperation shall not (1) unreasonably interfere with the business or operations of Acquiror, (2) cause significant competitive harm to the Acquiror if Transactions are not consummated or (3) result in the material contravention of, or that could reasonably be expected to result in, a material violation or breach of, or a default under, any Laws or under any Material Contract, (B) nothing in this Section 8.05 shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in Article IX to not be satisfied or (2) cause any breach of this Agreement, (C) Acquiror shall not be required to (1) pay any commitment or other similar fee prior to the Closing, (2) deliver or obtain auditor comfort letters or opinions of internal or external counsel, (3) provide access to or disclose information where Acquiror determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (4) deliver any audited financial statements to the extent not already available, or (5) waive or amend any terms of this Agreement or any other Contract to which Acquiror is a party, and (D) none of Acquiror or its directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive agreements with respect to the Pre-Closing Financing that is not contingent upon the Closing or that would be effective prior to the First Merger Effective Time and the directors and officers of Acquiror shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Pre-Closing Financing is obtained, in each case which are effective prior to the Closing.

8.06       Listing Application.

(a)       Acquiror and the Company shall use reasonable efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions, or otherwise reserved for issuance to be approved for listing on the NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting, subject to the Company’s corporation, prior to the Closing a listing application (the “Listing Application”) with the NASDAQ with respect to such Acquiror Common Stock. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such party and shall otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the Listing Application. Acquiror and the Company will use reasonable efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the Listing Application and (iii) have the Listing Application approved by the NASDAQ, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from the NASDAQ with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from the NASDAQ, or any request from the NASDAQ for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the Listing Application received from the NASDAQ, and advise the Company of any oral comments with respect to the Listing Application received from the NASDAQ. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the NASDAQ of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby.

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(b)       In furtherance of and without limiting the foregoing, if approval for listing on the NASDAQ of the Acquiror Common Stock to be issued in connection with the transactions contemplated is not approved by NASDAQ as a result of a failure to satisfy NASDAQ Rule 5505(b)(1)(B), each of Acquiror and the Company shall cooperate in good faith and use commercially reasonable efforts to take such actions as may be required to cause such rule to be satisfied, including through the issuance and sale of securities of either Acquiror or the Company, or through requesting Humanitario to sell or otherwise transfer equity securities of the Company owned by it, to unaffiliated third parties prior to the Closing (it being understood and agreed that there cannot be any assurance that either Acquiror or the Company will be successful in arranging or completing any such issuance or sale or that Humanitario be successful in negotiating commercially reasonable terms with respect to such sale or other transfer); provided, that neither Acquiror or the Company shall be required to take any action that, based on advice of counsel, could be inconsistent with Law or NASDAQ rules.

Article IX
Conditions to Obligations

9.01       Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)       No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award, which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting or enjoining consummation of the Transactions; provided that the Governmental Authority enacting, issuing, promulgating, enforcing or entering such Law, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

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(b)       Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)       NASDAQ. The Acquiror Common Stock shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(d)       Directors and Officers. The Directors and Officers of Acquiror upon the First Merger Effective Time shall be in accordance with Section 2.05.

(e)       Acquiror Stockholder Approvals. The Required Acquiror Stockholder Approvals shall have been obtained.

(f)       Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.02       Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)       Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), individually or in the aggregate, does not result in a Material Adverse Effect on the Company.

(b)       Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)       Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(f) have been fulfilled.

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(d)       Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is a party.

(e)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect on the Company.

(f)       Voting Trust Transfer. The Voting Trust Transfer shall have been completed in accordance with the Company Support Agreement.

9.03       Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)       Representations and Warranties. The representations and warranties of Acquiror and the Merger Subs contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 5.14 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror, the Merger Subs contained in Section 5.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and the Merger Subs contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect on Acquiror or Nxu Tech.

(b)       Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)       Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

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(d)       Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror is a party.

(e)       Acquiror Officers and Directors. Acquiror shall have delivered all resignations of its officers and directors, as applicable, such that, immediately following the First Merger Effective Time, the officers and directors of the Acquiror shall be as contemplated by Section 2.05.

(f)       No Material Unforeseen Extraordinary Liability. Since the date of this Agreement, neither Acquiror nor Nxu Tech have suffered or incurred any unforeseen extraordinary liability that first arises or the consequences of which first become apparent after the date of this Agreement and is not otherwise disclosed to the Company, or the consequences of which are not reasonably foreseeable as of the date of this agreement, if such liability would reasonably be expected to cause a Material Adverse Effect on Acquiror and Nxu Tech, taken as a whole.

Article X
Termination/Effectiveness

10.01       Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a)       by mutual written consent of the Company and Acquiror;

(b)       prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 31, 2025 (the “Termination Date”), (iii) at any time prior to receipt of the Required Acquiror Stockholder Approvals, to enter into a definitive agreement with respect to a Superior Proposal, provided that Acquiror has provided the Company with not less than five (5) business days’ notice prior to such termination, (iv) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approvals (provided, that upon the Company receiving the Company Stockholder Approvals, Acquiror shall no longer have any right to terminate this Agreement under this clause (iv)), or (v) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

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(c)       prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law, or (iv) there has been any Acquiror Change in Recommendation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d)       by written notice from the Company to Acquiror prior to obtaining the Required Acquiror Stockholder Approvals if the Acquiror Board shall have (i) made an Acquiror Change in Recommendation or (ii) failed to include the Acquiror Board Recommendation in the Proxy Statement;

(e)       by written notice from the Company to Acquiror if the Required Acquiror Stockholder Approvals are not obtained at the Acquiror Stockholders Meeting (subject to any adjournment or recess of the meeting in accordance with Section 8.02(e));

(f)       by written notice from Acquiror to the Company if the Company Support Agreement has not been delivered concurrently with the execution of this Agreement pursuant to Section 6.09; or

(g)       by written notice from the Company to Acquiror.

10.02       Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination; provided, however, that if the Company terminates this Agreement pursuant to Section 10.01(g) or Acquiror terminates this Agreement pursuant to Section 10.01(b)(iv), the Company shall pay to Acquiror a termination fee of $1,000,000, via wire transfer of immediately available funds to such account as may be designated in writing by Acquiror. The provisions of Sections 6.03, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

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Article XI
Miscellaneous

11.01       Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02       Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)          If to Acquiror or Merger Subs, to:

Attn:      Mark Hanchett

E-mail:   mark@nxuenergy.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.
Attn:     Mike Donahey
1 E Washington Street, Suite 2700
Phoenix, AZ 85004
E-mail: mdonahey@swlaw.com

(b)         If to the Company to:

Verde Bioresins, Inc
1431 E. Orangethorpe Ave.

Fullerton, CA 92831

Attn: Brian Gordon

E-mail:  brian@verdebioresins.com

And

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Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn:       Daniel Zimmermann

E-mail:    Daniel.Zimmermann@wilmerhale.com

And

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

New York, New York 10007

Attn:      Michael E. Gilligan

Glenn R. Pollner

E-mail:   Michael.Gilligan@wilmerhale.com

Glenn.Pollner@wilmerhale.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03       Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04       Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Sections 7.12, 11.14, and 11.15.

11.05       Expenses. Unless otherwise specified herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06       Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

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11.08       Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09       Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

11.10       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the shareholders or stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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11.12       Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY and unconditionally WAIVES to the fullest extent permitted by law ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers in this SECTION 11.12.

11.13       Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

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11.14       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. For the avoidance of doubt, Company Stockholders and Acquiror Stockholders are not named parties. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15       Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the First Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Acquiror, the Merger Subs and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

NXU, INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquiror, the Merger Subs and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Nxu Merger Sub, Inc.

By: NXU, Inc.
Title: Sole Member

By:	/s/ Annie Pratt
Name:	Annie Pratt
Title:	President/Chief Executive Officer

Nxu Merger Sub, LLC

By: NXU, Inc.
Title: Sole Member

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquiror, the Merger Subs and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

VERDE BIORESINS, INC.

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Company Support Agreement

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Support Agreement”) is dated as of October [●], 2024, by and among Humanitario Capital LLC, a Puerto Rico limited liability company (the “Stockholder”), NXU, Inc., a Delaware corporation prior (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 2,648,364,984 shares of the Company’s Common Stock (the “Stockholder Shares”), (ii) (a) that certain Common Stock Purchase Warrant, dated as of February 17, 2023, (b) that certain Common Stock Purchase Warrant, dated as of February 8, 2021, and (c) that certain Common Stock Purchase Warrant, dated as of June 15, 2023 (together, the “Stockholder Warrants”), and (iii) (a) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated as of February 17, 2023, (b) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated June 15, 2023, (c) that certain Senior Secured Convertible Promissory Note issued by the Company to Stockholder, dated March 6, 2024, (d) that certain Senior Secured Convertible Promissory Note issued by the Company to Stockholder, dated April 17, 2024, (e) that certain Senior Secured Convertible Promissory Note issued by the Company to Stockholder, dated June 5, 2024, (f) that certain Senior Secured Convertible Promissory Note issued by the Company to Stockholder, dated July 26, 2024 and (g) that certain Senior Secured Convertible Promissory Note issued by the Company to Stockholder, dated August 30, 2024 (together, the “Stockholder Notes”);

WHEREAS, prior to the execution and delivery of this Support Agreement, Acquiror, Nxu Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub I”), Nxu Merger Sub, LLC a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub II”) and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of October [●], 2024, pursuant to which, among other transactions, Merger Sub I is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror (the “First Merger”) and, promptly thereafter, such surviving company shall merge with and into Merger Sub II with Merger Sub II continuing as the surviving entity of such merger as a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Second Merger” and together with the First Merger, the “Merger”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive, pursuant to the terms of the Merger Agreement, certain shares of Acquiror Common Stock at the Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”); and

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WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS; RELEASE; VOTING TRUST AGREEMENT

11.16          Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the term commencing on the date hereof and ending at the Expiration Time, the Stockholder shall be bound by and comply with Section 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the “Stockholder” contained in Section 8.04 of the Merger Agreement also referred to the Stockholder.

11.17          No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Stockholder shall not, except in each case pursuant to the Merger Agreement, Transfer any of the Stockholder Shares, the Stockholder Warrants or the Stockholder Notes; provided, however, that the foregoing shall not prohibit Transfers between the Stockholder and any Affiliate of the Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Stockholder of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. Notwithstanding anything to the contrary above, the Stockholder shall not be prohibited from exercising or converting the Stockholder Warrants or the Stockholder Notes into Company Common Stock, and such Company Common Stock issued upon conversion of the Stockholder Warrants or the Stockholder Notes shall be deemed to be “Stockholder Shares” for purposes of this Support Agreement. “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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11.18          New Shares. In the event that after the date hereof (a) any shares of Company Common Stock are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Stockholder Shares, on or affecting the Stockholder Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or other equity securities of the Company, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or other equity securities of the Company (such Company Common Stock or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares owned by the Stockholder as of the date hereof.

11.19          Closing Date Deliverables. Upon the Closing, the Stockholder shall deliver to Acquiror and the Company a duly executed copy of the Company Lock-Up Agreement, by and among Acquiror and the Stockholder.

11.20          Conversion of Stockholder Notes. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Notes to be converted into shares of the Company Common Stock pursuant to the terms of the applicable Stockholder Note.

11.21          Conversion of Stockholder Warrants. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Warrants to be converted into shares of the Company Common Stock pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of June 15, 2023, between the Company and the Stockholder.

11.22          Voting and Support Agreement.

(a)               The Stockholder irrevocably and unconditionally agrees that, prior to the Expiration Time, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby in a form reasonably acceptable to Acquiror, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Stockholder Shares (to the extent such Stockholder Shares are entitled to vote on or provide consent with respect to such matter):

(i)                 to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)              in any other circumstances upon which a consent, waiver or other approval is required under the Company Organizational Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Stockholder’s Stockholder Shares held at such time in favor thereof (to the extent such Stockholder Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

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(iii)            against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv)             against any change in the business, management or Board of Directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(v)               against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company; and

(vi)             the Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

11.23          Further Assurances. The Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

11.24          No Inconsistent Agreement. The Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

11.25          Voting Trust Agreement. The Stockholder hereby covenants and agrees that, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, the Stockholder will enter into a voting trust agreement, on terms and conditions set forth in Exhibit A hereto and otherwise on terms and conditions to the reasonable satisfaction of the Stockholder, the Company and the Acquiror (the “Voting Trust Agreement”), with an independent third-party trustee appointed by the Stockholder (which trustee shall not be an Affiliate of the Stockholder or a member of the immediate family of any Affiliate of the Stockholder) (the “Voting Trustee”), pursuant to which the Stockholder will transfer and assign to the Voting Trustee all of the Closing Shares received by the Stockholder pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

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11.26          Waiver and Release of Claims. The Stockholder hereby covenants and agrees as follows:

(a)               Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Stockholder, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)               The Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Support Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Stockholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Stockholder knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Stockholder the right not to release existing Claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.11, in each case, effective as of the Effective Time. The Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.11 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Support Agreement.

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(c)               Notwithstanding the foregoing provisions of this Section 1.11 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Support Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Registration Rights Agreement; or (C) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of the Company, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Support Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Company owned by such Releasing Party or the promissory notes issued by the Company to such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of the Company or as contemplated by Section 7.01 of the Merger Agreement.

(d)               Notwithstanding the foregoing provisions of this Section 1.11, nothing contained in this Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Article II

REPRESENTATIONS AND WARRANTIES

12.01          No Inconsistent Agreement. The Stockholder hereby represents and covenants that the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

12.02          Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)               Organization; Due Authorization. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Stockholder. This Support Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b)               Ownership. The Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Stockholder Shares, which represent 81.66% of the voting power of the outstanding Company Stock entitled to vote, voting together as a single class, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Stockholder Shares, other than pursuant to (i) this Support Agreement, (ii) the Company Organizational Documents, or (iii) any applicable securities laws. Other than the Stockholder Shares, the Stockholder Warrants and the Stockholder Notes, the Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of the Company.

(c)               No Conflicts. The execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Stockholder or the Stockholder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement. The Stockholder has full right and power to enter into this Support Agreement. For the avoidance of doubt, pursuant to the Company Organizational Documents, other than the consent of the Stockholder, no other consent of any other stockholder of the Company is required to obtain the Company Stockholder Approvals.

(d)               Litigation. Except as set forth in Schedule 2.2(d) attached hereto, (i) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of any threatened Actions, that would be before) any Governmental Entity, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement, (ii) the Stockholder has not been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (iii) the Stockholder (A) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (B) has not been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (C) is not currently a defendant in any such criminal proceeding.

(e)               Acknowledgment. The Stockholder understands and acknowledges that each of the Company and the Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Support Agreement.

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Article III

MISCELLANEOUS

13.01          Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

13.02          Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

13.03          Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

13.04          Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

13.05          Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Stockholder.

13.06          Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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13.07          Notices. All notices, consents, waivers and other communications under this Support Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time):

Attn: Mark Hanchett

E-mail:     mark@nxuenergy.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

Attn: Mike Donahey
1 E Washington Street, Suite 2700
Phoenix, AZ 85004
E-mail: mdonahey@swlaw.com

If to the Company:

Verde Bioresins, Inc.
1431 Orangethorpe Ave.

Fullerton, CA 92831
Attn: Brian Gordon

E-mail:     brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail:     Daniel.Zimmermann@wilmerhale.com

If to the Stockholder:

Humanitario Capital LLC

Attn: Terren S. Peizer

E-mail: terren@acuitasgh.com

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13.08          Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

13.09          Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

13.10          Rights of Third Parties. Nothing expressed or implied in this Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Support Agreement.

13.11          Stockholder Transaction Expenses. If the Closing occurs, at the Closing, Acquiror shall pay, or cause to be paid, to the Stockholder (or as directed by the Stockholder), by wire transfer of immediately available funds, the Stockholder Transaction Expenses (as defined below). If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, the Company shall reimburse the Stockholder for all Stockholder Transaction Expenses. As used herein, “Stockholder Transaction Expenses” means all reasonable and documented fees and disbursements of the Stockholder and its Affiliates payable to unaffiliated third parties (including, without limitation, outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of the Stockholder or any of its Affiliates) incurred in connection with the Transactions, in each case, to the extent payable in cash; provided that such fees and disbursements of the Stockholder and its Affiliates shall not exceed $200,000.00 in the aggregate.

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IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

NXU, Inc.

By:
Name:	Mark Hanchett
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

Humanitario Capital LLC

By:
Name:	Terren S. Peizer
Title:	Authorized Signatory

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

Verde Bioresins, Inc.

By:
Name:	Brian Gordon
Title:	President

[Signature Page to Company Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Support Agreement, dated as of [___], 2024 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Humanitario Capital LLC, a Puerto Rico limited liability company (the “Stockholder”), NXU, Inc., a Delaware corporation prior (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:_________________________

Title:

Date:

Notice Address:

[●]
[●]
[●]

Exhibit A

Terms of Voting Trust Agreement

In the event that, at any time during the term of the Voting Trust Agreement, (a) any shares of Acquiror Common Stock are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Shares, on or affecting any of the Closing Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Acquiror Common Stock, then all such shares of Acquiror Common Stock shall be subject to the Voting Trust Agreement.

During the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Acquiror Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of the Company that are not Affiliates of the Company with respect to such matter.

The Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) Mr. Peizer is sentenced to a non-custodial sentence, or finishes service of any custodial part of a sentence, on the charges described in Schedule 2.2(d) attached to the Support Agreement, or the conviction on such charges is set aside or reversed, (b) the fifth anniversary of the Closing Date, and (c) such time as the Stockholder and its Affiliates collectively beneficially own shares of Acquiror Common Stock representing in the aggregate less than 10% of the total voting power of all shares of Acquiror Common Stock then outstanding.

Exhibit B

Form of Acquiror Support Agreement

ACQUIROR SUPPORT AGREEMENT

This Acquiror Support Agreement (this “Support Agreement”) is dated as of October [●], 2024, by and among, Mark Hanchett (“Hanchett”), Annie Pratt (“Pratt”, and together with Hanchett, the “Stockholders”), NXU, Inc., a Delaware corporation (“NXU”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of that number of (a) shares of Class A Common Stock, par value $0.0001, of NXU (the “Class A Common Stock”), (b) Class B Common Stock, par value $0.0001, of NXU (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and (c) options set forth on the signature page of such Stockholder (all such securities held by a Stockholder, the “Stockholder Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, NXU, Nxu Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of NXU (“Merger Sub I”), Nxu Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and the Company are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub I is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of NXU and then merging with and into Merger Sub II, with Merger Sub II becoming the surviving entity, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to NXU and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SUPPORT AGREEMENT; COVENANTS; RELEASE

I.1                Binding Effect of Merger Agreement. Each Stockholder hereby acknowledges that he or she has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with his or her tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined below), each Stockholder shall be bound by and comply with Sections 7.08 (Exclusivity) and 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Sections 7.08 and 8.04 also referred to such Stockholder.

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I.2                No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time (and, in such case, for the avoidance of doubt, not following the Effective Time) and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), neither Stockholder shall Transfer any Stockholder Securities held by such Stockholder as of the date of this Support Agreement; provided, however, either Stockholder may Transfer shares of Stockholder Securities in connection with bona fide estate planning purposes, either during such Stockholder’s lifetime or on death by will or intestacy to such Stockholder’s spouse, child (natural or adopted), or any other direct lineal descendant, or any custodian or trustee of any trust, partnership, limited liability company or other corporate entity for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such family members, provided that such permitted transferees execute and deliver to NXU and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Stockholder of his or her obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

I.3                New Shares. In the event that after the date hereof but prior to the Expiration Time (a) either Stockholder acquires any shares of Common Stock or other equity securities of NXU or any rights to acquire such shares of Common Stock or other equity securities of NXU pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Common Stock, on or affecting the shares of Common Stock owned by such Stockholder or otherwise, (b) either Stockholder purchases or otherwise acquires beneficial ownership of any shares of Common Stock or other equity securities of NXU, or (c) either Stockholder acquires the right to vote or share in the voting of any shares of Common Stock or other equity securities of NXU, collectively, the “New Securities”), then such New Securities acquired or purchased by either such Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the shares of Common Stock owned by such Stockholder as of the date hereof.

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I.4                Voting and Support Agreement.

a.       Each Stockholder irrevocably and unconditionally agrees that, prior to the Expiration Time, at any meeting of the stockholders of NXU, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of NXU is sought, each Stockholder shall (i) appear at each such meeting or otherwise cause all of his or her Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of his or her Common Stock:

i.      in favor of the approval and adoption of the Proposals;

ii.      against any Competing Proposal;

iii.      against any change in the business, management or Board of Directors of NXU (other than in connection with the Transaction Proposals) that would or would reasonably be expected to adversely affect the ability of NXU to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

iv.      against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of NXU or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, NXU.

Each Stockholder hereby agrees that he or she shall not commit or agree to take any action inconsistent with the foregoing.

b.      During the period commencing on the date hereof and ending at the Expiration Time, such Stockholder shall not modify or amend any agreement set forth on Schedule I.

I.5                Further Assurances. Each Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

I.6                No Inconsistent Agreement. Each Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of his or her obligations hereunder.

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I.7                Waiver and Release of Claims. Each Stockholder hereby covenants and agrees as follows:

(a)               Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), such Stockholder, on behalf of himself, herself and his or her Affiliates and his or her and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that NXU, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the NXU, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)               Such Stockholder acknowledges that he or she may hereafter discover facts in addition to or different from those which he or she now knows or believes to be true with respect to the subject matter of this Agreement, and that he or she may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but he or she affirms that, except as is otherwise specifically provided herein, it is his or her intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, such Stockholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Such Stockholder knowingly and voluntarily waives and releases any and all rights and benefits he or she may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Such Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Stockholder the right not to release existing Claims of which such Stockholder is not aware, unless such Stockholder voluntarily chooses to waive this right. Having been so apprised, such Stockholder nevertheless hereby voluntarily elects to and does waive any rights he or she may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in his or her favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.7, in each case, effective as of the Effective Time. Such Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.7 and that, without such waiver, NXU and the Company would not have agreed to the terms of this Agreement.

B-4

(c)               Notwithstanding the foregoing provisions of this Section 1.7 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge any Claims (i) that arise under or are based upon the terms of this Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of NXU, as each such agreement or instrument described above may be amended in accordance with its terms and the terms set forth in (A) the Merger Agreement or (B) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the Common Stock owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of NXU or any of its Subsidiaries or any indemnity or similar agreements by the NXU with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of Acquiror or as contemplated by Section 7.01 of the Merger Agreement.

(d)               Notwithstanding the foregoing provisions of this Section 1.7, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Article II
REPRESENTATIONS AND WARRANTIES

II.1             No Inconsistent Agreement. Except as contemplated or permitted under the Merger Agreement, each Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

II.2             Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally as to such Stockholder and not jointly) as of the date hereof to NXU and the Company as follows:

a.       Organization; Due Authorization. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

b.      Ownership. Such Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of his or her Stockholder Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any such Stockholder Securities, other than pursuant to (i) this Agreement, (ii) the organizational documents of NXU, (iii) the Merger Agreement or (iv) any applicable securities laws. Other than the Stockholder Securities described on the signature page of such Stockholder hereto, such Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of NXU or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of NXU.

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c.       No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his or her obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Stockholder or the Stockholder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of his or her obligations under this Agreement. Such Stockholder has full right and power to enter into this Agreement.

d.      Litigation. There are no Actions pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of his or her obligations under this Agreement. Such Stockholder (i) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

e.       Acknowledgment. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Support Agreement.

Article III
MISCELLANEOUS

III.1          Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

III.2          Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

III.3          Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

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III.4          Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

III.5          Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by NXU, the Company and each Stockholder.

III.6          Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

III.7          Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to NXU:

Attn:     Mark Hanchett

E-mail:   mark@nxuenergy.com

with a copy (which shall not constitute notice) to:

Attn:     Mike Donahey
1 E Washington Street, Suite 2700

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Phoenix, AZ 85004
E-mail: mdonahey@swlaw.com

If to the Company:

Verde Bioresins, Inc.

1431 E. Orangethorpe Ave.
Fullerton, CA 92831

Attn: Brian Gordon

E-mail:      brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn:     Daniel Zimmermann

E-mail:   Daniel.Zimmerman@wilmerhale.com

III.8          Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

III.9          Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, each Stockholder, NXU and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

NXU, Inc.

By:
Name:	Mark Hanchett
Title:	Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

IN WITNESS WHEREOF, each Stockholder, NXU and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

Verde Bioresins, Inc.

By:
Name:	Brian Gordon
Title:	President

[Signature Page to Acquiror Support Agreement]

IN WITNESS WHEREOF, each Stockholder, NXU and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

________________________
Mark Hanchett

Notice Address:

Stockholder Securities:

196,692 Options (underwater, none exercised)

3,826.3 shares of Class A Common Stock

26,503,675 shares of Class B Common Stock

[Signature Page to Acquiror Support Agreement]

IN WITNESS WHEREOF, each Stockholder, NXU and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

________________________
Annie Pratt

Notice Address:

Stockholder Securities:

76,812 Options (underwater, none exercised)

3,186 shares of Class A Common Stock

10,021,695 shares of Class B Common Stock

[Signature Page to Acquiror Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Acquiror Support Agreement, dated as of October [_], 2024 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Mark Hanchett, Annie Pratt, Nxu, Inc., a Delaware corporation, and Verde Bioresins, Inc., a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholders as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:_________________________

Title:

Date:

Notice Address:

Exhibit C

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October [●], 2024, is made and entered into by and among [Verde Bioresins, Corp (f/k/a NXU, Inc.)], a Delaware corporation (the “Company”) and the undersigned parties listed under Holder on the signature page hereto (each such party, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.11 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the Merger Agreement, dated as of October [●], 2024 (the “Merger Agreement”), by and among the Company, Nxu Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub I”), Nxu Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub II”), and Verde Bioresins, Inc., a Delaware corporation (“Verde”), Verde will become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, after the closing of the Merger (the “Closing”), the Holders will own shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company and the Holders desire to enter into this Registration Rights Agreement in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1              Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

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“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.4.1.

“Board” shall mean the board of directors of the Company.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.5.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.4.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Merger” has the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5.

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“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to transfer Registrable Securities.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Pro Rata” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (b) any Additional Holder Common Stock, (c) any shares of the Company issued or to be issued to any Holders in connection with the Merger and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no current public information requirement or volume, manner of sale or other restrictions or limitations) with respect to securities that were at no time held by any Affiliate or the Company), as reasonably determined by the Company, upon the advice of counsel to the Company.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

a.                   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Common Stock is then listed);

b.                  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

c.                   reasonable printing, messenger, telephone and delivery expenses;

d.                  reasonable fees and disbursements of counsel for the Company;

e.                   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

f.                    the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed; and

g.                  the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Underwritten Offering” or “Underwritten Registration” shall mean a Registration in which shares of Common Stock of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public. For the avoidance of doubt, the terms “Underwritten Offering” and “Underwritten Registration” do not include firm commitment underwritten offerings of convertible debt securities.

“Verde Holders” shall mean the parties listed under Verde Holders on Schedule A hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.

ARTICLE II
REGISTRATIONS

2.1              Registration.

2.1.1        Shelf Registration. The Company agrees that, within forty-five (45) calendar days after the consummation of the Merger, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares of Common Stock issued or issuable in respect of securities that may have been purchased in any private placement that was consummated at or prior to the Effective Time. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein.

2.1.2        Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Effective Time and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”). If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

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2.1.3        Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date), but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Subsequent Shelf Registration Statement) following the date on which the Subsequent Shelf Registration Statement is filed and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4        Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not or that are unable to be registered for resale on a delayed or continuous basis, the Company, upon written request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at the Company’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Subsequent Shelf Registration Statement) following the date on which the Subsequent Shelf Registration Statement is filed, and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Holders.

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2.1.5        Underwritten Offering. Subject to the provisions of subsection 2.1.6 and Section 2.5 of this Agreement, a Holder or group of Holders (a Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25.0 million (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s) (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks); provided that such selection shall be subject to the consent of the Company. The Company shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. The Company shall, within five (5) business days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) business days (one (1) business day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.5, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of five (5) Underwritten Offerings demanded by the Verde Holders pursuant to this subsection 2.1.5 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.5 within one hundred and eight (180) days after the closing of an Underwritten Offering.

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2.1.6        Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.7        Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering, prior to the public announcement of the Underwritten Offering by the Company; provided that a Holder may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.6, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if a Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the such Holder for purposes of subsection 2.1.6. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.7.

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2.2              Piggyback Registration.

2.2.1        Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.5 hereof, if, at any time on or after the date the Company consummates the Merger, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company other than holders of any securities subject to that certain Registration Rights Agreement, dated as of November 3, 2022, by and among the Company and certain institutional investors party thereto, as amended on January 5, 2023 (the “Existing Registration Rights Agreement”), then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) business days (unless such offering is an overnight or bought Underwritten Offering, then one (1) business day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2        Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

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(a)               If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)               If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)               If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.6.

2.2.3        Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.7) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement.

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2.2.4        Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.7, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3              Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder of Registrable Securities in excess of five percent (5%) of the outstanding Common Stock that participates and sells Registrable Securities in such Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

2.4              Block Trades and Other Coordinated Offerings.

2.4.1        Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.4, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

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2.4.2        Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3        Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4        The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5        A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.5 hereof.

2.5              Restrictions on Registration Rights. If (a) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (b) in the good faith judgment of the Board such Underwritten Offering would be detrimental to the Company and the Board concludes as a result that it is necessary or appropriate to defer the undertaking of such Underwritten Offering at such time (including, without limitation, because such Underwritten Offering would be detrimental to another transaction that the Company is contemplating at that time or because such Underwritten Offering would require disclosure of information that the Company would not otherwise be required to disclose at such time but for such Underwritten Offering) or (c) the Underwritten Offering would require inclusion in the Registration Statement or any prospectus of financial statements that are then unavailable to the Company, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in clauses (a) through (c) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than seventy-five (75) days; provided, however, that the Company shall not defer its obligations in this manner more than twice, or for more than one hundred and twenty (120) days in the aggregate, in any twelve (12) month period.

2.6              Holder Right to Withdraw from Registration Statement Under Certain Circumstances. In no event shall any Holder be identified as a statutory underwriter in any Registration Statement without its prior written consent; provided, that if the Securities and Exchange Commission requires that a Holder be identified as a statutory underwriter in a Registration Statement, such Holder will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from such Registration Statement upon its prompt written request to the Company or (ii) be included as such in the Registration Statement.

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ARTICLE III
COMPANY PROCEDURES

3.1              General Procedures. In connection with effecting any Underwritten Offering, Block Trade, and/or Other Coordinated Offering, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1        prepare and file with the Commission after the consummation of the Merger a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2        prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least five-percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter, or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3        prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

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3.1.4        prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5        cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6        provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8        during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9        notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

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3.1.10       in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11       obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certifications and/or representations reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12       in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by an Underwriter pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Underwriter covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the participating Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Underwriter;

3.1.13       in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by an Underwriter pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Underwriter in order to engage in such offering, allow the Underwriter to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14       in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15       make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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3.1.16       with respect to an Underwritten Offering pursuant to subsection 2.1.5 use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17       otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration. Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2       Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3       Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within a reasonable amount of time after such request (and a minimum of five (5) business days), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.5 and 2.4, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration. The Company will use its commercially reasonable efforts to ensure that the underwriting agreement related to such Registration shall provide that any liability of a Holder to any Underwriter or other person pursuant to such underwriting agreement shall be limited to liability (i) arising from a breach of such Holder’s representations and warranties thereto, (ii) will be several, and not joint and several, and (iii) will be limited to the net proceeds (after deducting discounts and commission, but not expenses) received by such Holder from the sale of such Holder’s Registrable Securities pursuant to such underwriting agreement.

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3.4       Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1       Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed.

3.4.2       Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be detrimental to the Company and the majority of the Board concludes as a result that it is necessary or appropriate to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding the foregoing, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 3.4.4. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3       Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 2.1.5, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.5 or Section 2.4.

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3.4.4       The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5       Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions, to the extent such rule is available. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1       Indemnification.

4.1.1       The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) as incurred arising out of or resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2       In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and in no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

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4.1.3       Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4       The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5       If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1       Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to Verde Bioresins, Inc., 1431 Orangethorpe Ave, Fullerton, CA 92833, Attention: Brian Gordon, Email: brian@verdebioresins.com, or if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2       Assignment; No Third Party Beneficiaries.

5.2.1       This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of such Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

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5.2.2       This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3       This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.4       No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3       Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4       Adjustments. If there are any changes in the Common Stock as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed.

5.5       Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.6       Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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5.7       Amendments and Modifications. Upon the written consent of (i) the Company and (ii) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8       Other Registration Rights. The Company represents and warrants that, except for the Existing Registration Rights Agreement, no person has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or other agreement with similar terms and conditions entered into by and among the parties to this Agreement, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9       Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10       Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11       Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

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5.12       Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13       Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

[Signature pages follow.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[Verde Bioresins, Corp.,]
a Delaware corporation

By:
Name:	Brian Gordon
Title:	President

[Signature Page to Registration Rights Agreement]

HOLDER:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Verde Holders:

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EXHIBIT A
REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of October [●], 2024 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [Verde Bioresins, Corp] (f/k/a NXU, Inc.), a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean                     .

Accordingly, the undersigned has executed and delivered this Joinder as of the                      day of                 .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of
                    , 20

Verde Bioresins, Inc.

By:
Name:
Its:

Exhibit D

Form of Company Lock-Up Agreement

COMPANY LOCK-UP AGREEMENT

THIS COMPANY LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of October [●], 2024 between [●], a [●] (the “Stockholder”) and [Verde Bioresins, Corp.], a Delaware corporation (the “Company”). The Stockholder and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company, Verde Bioresins, Inc., a Delaware corporation (“Verde”), Nxu Merger Sub, Inc., a Delaware corporation and Nxu Merger Sub, LLC, a Delaware limited liability company, entered into that certain Agreement and Plan of Merger, dated as of October 23, 2024 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive a number of shares of Acquiror Common Stock at Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Lock-Up Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Lock-Up Shares shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	For purposes of this Agreement:

a.       the term “Closing” has the meaning given to it in the Merger Agreement;

b.       the term “Initial Lock-Up Period” means the period beginning on the Closing Date and ending 180 days thereafter;

c.       the term “Lock-Up Period” means, jointly, the Initial Lock-Up Period and the Second Lock-Up Period;

d.       the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a);

e.       the term “Second Lock-Up Period” means the twenty-four (24) month period following the Initial Lock-Up Period; and

D-1

f.       the term “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.	Lock-Up Provisions.

a.       Notwithstanding the provisions set forth in Section 2(b) and Section 2(c), below, the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares:

i.       during the Lock-Up Period (i) to its officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by bona fide gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) in the case an individual, pursuant to a domestic order or a negotiated divorce settlement, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder; and

ii.       following such time that the Company completes any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all stockholders of the Surviving Corporation having the right to exchange their shares for cash, securities or other property.

b.       The Stockholder hereby agrees that, during the Initial Lock-Up Period, other than as permitted in Section 2(a) hereof, it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares.

c.       The Stockholder hereby agrees that, during the Second Lock-Up Period, other than as permitted in Section 2(a) hereof, it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares representing more than five percent (5%) of the aggregate Lock-Up Shares in any calendar month.

d.       If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

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e.       During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF OCTOBER [●], 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

For the avoidance of any doubt, the Stockholder shall retain all of its rights as a stockholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.	Miscellaneous.

a.       Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

b.       Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

c.       Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day (as defined in the Merger Agreement) following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3(c)):

If to Company, to: [ ● ]

With a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

If to the Stockholder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

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d.       Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

e.       Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (i) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (ii) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (iii) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Stockholder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Stockholder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

D-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

[●]

By:
Name:
Title:

THE COMPANY:

[VERDE BIORESINS, CORP.]

[●]

By:
Name:
Title:

[Signature Page to Company Lock-Up Agreement]

EXHIBIT E

Form of Amendment to Certificate of Incorporation

RESTATED CERTIFICATE OF INCORPORATION OF

NXU, INC.

(originally incorporated on March 10, 2023, under the name Nxu, Inc.)

ARTICLE I

NAME

The name of the corporation is “Verde Bioresins, Corp.” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [______] shares, consisting of (x) [_______] authorized shares of common stock (the “Common Stock”) and (y) [_____] authorized shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Upon the effectiveness under the DGCL of the Restated Certificate of Incorporation first inserting this paragraph, each [__] shares of the Corporation’s Class A Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to such effectiveness shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, automatically and without any further action by the Corporation or the holder thereof. No fractional shares of Common Stock shall be issued as a result of this paragraph. Until surrendered, each certificate that, immediately prior to the effectiveness of this paragraph, represented shares of Class A Common Stock shall only represent the number of whole shares of Common Stock into which the shares of Class A Common Stock formerly represented by such certificates were reclassified and combined into as a result of this paragraph. Fractional interests will be disposed of in any manner determined by the Corporation and in accordance with the DGCL.

E-1

Each share of Class B Common Stock issued and outstanding immediately before the effectiveness of the Restated Certificate of Incorporation first inserting this sentence is hereby cancelled for no consideration.

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1.	Equal Status; General. Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Common Stock shall have the same rights, privileges and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.	Voting. Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Common Stock, as such, shall have the right to one (1) vote per share of Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting.

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3.	Dividend and Distribution Rights. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Common Stock held by them, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor.

4.	Distributions on Dissolution, etc. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock, as such, will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Preferred Stock.

5.	Definitions. For purposes of this Certificate of Incorporation:

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

“Requisite Stockholder Consent” means the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of at least two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

B.	PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

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ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, subject to the final sentence of this Article, notwithstanding any other provision of this Certificate of Incorporation (except the final sentence of this Article) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X, XI and XII; provided further, so long as any shares of Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Common Stock so as to affect them adversely. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Section B or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V. Notwithstanding the foregoing, the Corporation hereby expressly elects to be governed by Section 242(d) of the Delaware General Corporation Law.

ARTICLE VI

AMENDMENT OF THE BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the Requisite Stockholder Consent shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

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ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

(A)       The Corporation shall provide indemnification and advancement of expenses as follows:

1.	Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.	Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

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3.	Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.	Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

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5.	Advancement of Expenses. Subject to the provisions of Section 6 of this Article, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and provided further that no such advancement of expenses shall be made under this Article if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.	Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article (and none of the circumstances described in Section 4 of this Article that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60 day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

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7.	Remedies. Subject to Article XIII, the right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL or in this Article.

8.	Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

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9.	Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.	Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11.	Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

(B)	Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

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(C)	Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

(D)	Definitions. Terms used in this Article VII and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE VIII

BOARD OF DIRECTORS

This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(A)	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B)	Quorum; Action at Meeting. The greater of (a) a majority of the directors at any time in office and (b) one third of the number of directors fixed pursuant to paragraph (C) of this Article shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

(C)	Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of directors shall not exceed nine (9). Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

(D)	Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

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(E)	Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law.

(F)	Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

(G)	Removal. Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certificate of Incorporation, any director or the entire Board may be removed from office only for cause by the affirmative vote of the Requisite Stockholder Consent.

(H)	Committees. Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

(I)	Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

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(J)	Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(K)	Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the Requisite Stockholder Consent shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

ARTICLE IX

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as the tenth (10th) preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

ARTICLE X

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, each director and officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article shall eliminate or limit the liability: (i) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director pursuant to the provisions of Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. No repeal or modification of this Article shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. For purposes of this paragraph, “officer” has the meaning determined in accordance with Section 102(b)(7) of the DGCL.

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ARTICLE XI

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the Requisite Stockholder Consent shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

ARTICLE XII

SPECIAL MEETING OF STOCKHOLDERS

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other Person or Persons; provided that special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding of record shares of capital stock of the Corporation with voting power sufficient, if such shares and only such shares were voted at such special meeting, to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the Requisite Stockholder Consent shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article.

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ARTICLE XIII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIV, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

ARTICLE XIV

MISCELLANEOUS

(A)	Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

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(B)	Notice of Provisions. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

(C)	Opt-Out of Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL.

[Remainder of Page Intentionally Left Blank]

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In witness whereof, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and has been executed by its duly authorized officer on the date set forth below.

Nxu, Inc.

By:
[Name]
[Title]

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Exhibit F

Form of FIRPTA Certificate

VERDE BIORESINS, INC.

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) RELATING TO STATUS OF INTERESTS AS “UNITED STATES REAL PROPERTY INTERESTS”

Reference is made to the Agreement and Plan of Merger, dated as of October [●], 2024 (the “Agreement”), by and among Nxu, Inc., a Delaware corporation (“Acquiror”), Nxu Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Nxu Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. This certificate is being provided pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and Section 8.03(d) of the Agreement. To inform Acquiror and Merger Subs that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, the undersigned hereby certifies the following on behalf of the Company:

1.	The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.	Interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

3.	The Company’s registered office is at 1431 E. Orangethorpe Ave. Fullerton, CA 92831.

4.	The Company’s U.S. employer identification number is [●].

5.	The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by Acquiror and Merger Subs and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares (i) that the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) that the undersigned has the authority to sign this document on behalf of the Company.

VERDE BIORESINS, INC.

By:
Name:	Brian Gordon
Title:	President
Date:	[●], 2024

F-1

[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service

Ogden Service Midpoint

P.O. Box 409101

Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)

Dear Sir or Madam:

At the request of Nxu, Inc., a Delaware corporation (“Acquiror”), Nxu Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Nxu Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), in connection with the merger contemplated under the Agreement and Plan of Merger dated as of October [●], 2024 (the “Agreement”) by and among Acquiror, Merger Subs, and Verde Bioresins, Inc. a Delaware corporation (the “Company”), the Company provided the attached statement (the “Statement”) to Acquiror and Merger Subs on October [●], 2024. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)       This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(ii)       The following information relates to the Company providing this notice:

Name: Verde Bioresins, Inc.

Address: 1431 E. Orangethorpe Ave.

Fullerton, CA 92831

U.S. Employer Identification Number: [●]

(iii)       The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from Acquiror and Merger Subs, in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Acquiror and Merger Subs respectively:

Name: [●]

Address: [ ● ]

U.S. Employer Identification

Number: [ ● ]

Name: Verde Merger Sub I

Address: [ ● ]

U.S. Employer Identification

Number: [ ● ]

F-2

Name: Verde Merger Sub II

Address: [ ● ]

U.S. Employer Identification

Number: [ ● ]

(iv)       The Company has provided to Acquiror and Merger Subs the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (B) interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

Under penalties of perjury, the undersigned, a responsible officer of the Company declares (i) that the undersigned has examined this affidavit and the attached Statement and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached Statement are true, correct and complete and (ii) that the undersigned has the authority to execute this document on behalf of the Company.

VERDE BIORESINS, INC.

By:
Name:	Brian Gordon
Title:	President
Date:

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Exhibit G

Post-Closing Directors and Officers

1.	Brian Gordon

2.	Jessica Billingsley

3.	Jefferey Brown

4.	Michael Sherman

5.	Mark Adler

6.	Cuong Do

7.	One director to be identified by the Company post-signing.

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